                                                                      EXHIBIT 2




                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                               ARRIS GROUP, INC.


                                      AND


                                  CADANT, INC.


                                DECEMBER 8, 2001

                               TABLE OF CONTENTS


                                                                                                             Page
                                                                                                             ----

ARTICLE I       DEFINITIONS ................................................................................   1

Section 1.1.    Definitions ................................................................................   1
Section 1.2.    Other Definitions ..........................................................................   6

ARTICLE II      ASSET ACQUISITION ..........................................................................   6

Section 2.1.    Agreement to Acquire Assets ................................................................   6
Section 2.2.    Assets .....................................................................................   7
Section 2.3.    Excluded Assets ............................................................................   7
Section 2.4.    Assumption of Assumed Liabilities ..........................................................   8
Section 2.5.    Excluded Liabilities .......................................................................   9

ARTICLE III     ACQUISITION PRICE; ADJUSTMENTS; ALLOCATIONS ................................................  10

Section 3.1.    Purchase Price .............................................................................  10
Section 3.2.    Delivery of Shares .........................................................................  10
Section 3.3.    [Intentionally Left Blank] .................................................................  10
Section 3.4.    Earn Out Shares ............................................................................  11

ARTICLE IV      CLOSING ....................................................................................  12

ARTICLE V       COMPANY REPRESENTATIONS AND WARRANTIES .....................................................  12

Section 5.1.    Organization and Capitalization ............................................................  13
Section 5.2.    Authority ..................................................................................  14
Section 5.3.    Absence of Restrictions and Conflicts ......................................................  14
Section 5.4.    Financial Statements .......................................................................  14
Section 5.5.    No Undisclosed Liabilities .................................................................  15
Section 5.6.    Absence of Certain Changes .................................................................  15
Section 5.7.    Licenses ...................................................................................  15
Section 5.8.    Legal Proceedings ..........................................................................  15
Section 5.9.    Inventory ..................................................................................  15
Section 5.10.   Title to Assets; Related Matters ...........................................................  15
Section 5.11.   Leased Real Property .......................................................................  16
Section 5.12.   Environmental, Health and Safety Matters ...................................................  17
Section 5.13.   Compliance With Laws Generally .............................................................  18
Section 5.14.   Officers and Employees .....................................................................  18
Section 5.15.   Company Benefit Plans ......................................................................  19
Section 5.16.   Labor Relations ............................................................................  20
Section 5.17.   Intellectual Properties ....................................................................  22

Section 5.18    Tax Returns; Taxes .........................................................................  26
Section 5.19    Assumed Contracts ..........................................................................  27
Section 5.20    Insurance ..................................................................................  28
Section 5.21    Notes; Accounts Receivable; Accounts Payable ...............................................  28
Section 5.22    Supplier Relations .........................................................................  28
Section 5.23    Nondisclosed Payments ......................................................................  29
Section 5.24    Bank Accounts ..............................................................................  29
Section 5.25    Transactions with Affiliates ...............................................................  29
Section 5.26    Brokers ....................................................................................  29
Section 5.27    Securities Issuance Representations ........................................................  29
Section 5.28    Disclosure .................................................................................  30
Section 5.29    CMTS Functionality .........................................................................  30
Section 5.30    Tax-Free Reorganization ....................................................................   0
Section 5.31    Reincorporation ............................................................................  30

ARTICLE VI      REPRESENTATIONS AND WARRANTIES OF THE BUYER ................................................  31

Section 6.1     Organization and Qualification, Subsidiaries ...............................................  31
Section 6.2     Charter Documents ..........................................................................  31
Section 6.3     Capitalization .............................................................................  31
Section 6.4     Authority Relative to this Agreement .......................................................  31
Section 6.5     No Conflict, Required Filings and Consents .................................................  32
Section 6.6     SEC Filings; Financial Statements ..........................................................  32
Section 6.7     Taxes ......................................................................................  33
Section 6.8     Brokers ....................................................................................  34
Section 6.9     No Undisclosed Liabilities .................................................................  34
Section 6.10    Absence of Certain Changes .................................................................  34
Section 6.11    Tax-Free Reorganization ....................................................................  34

ARTICLE VII     CERTAIN COVENANTS AND AGREEMENTS ...........................................................  34

Section 7.1     Conduct of Business ........................................................................  34
Section 7.2     Inspection and Access to Information .......................................................  37
Section 7.3     Notices of Certain Events ..................................................................  37
Section 7.4     Interim Financials .........................................................................  38
Section 7.5     No Solicitation of Transactions ............................................................  38
Section 7.6     Reasonable Efforts; Further Assurances; Cooperation ........................................  38
Section 7.7     Consents ...................................................................................  39
Section 7.8     Releases ...................................................................................  40
Section 7.9     Public Announcements .......................................................................  40
Section 7.10    Supplements to Schedules ...................................................................  41
Section 7.11    Employees ..................................................................................  41
Section 7.12    Company Stockholder Approval ...............................................................  44

Section 7.13    Limitations on Subsequent Transfers of the Shares; Resale Registration Statement; Legends ..  44
Section 7.14    Transfer Taxes .............................................................................  47
Section 7.15    Insurance ..................................................................................  47
Section 7.16    Non-Disclosure; Non-Competition ............................................................  48
Section 7.17    Conduct of Business by the Buyer ...........................................................  49
Section 7.18    Risk of Loss ...............................................................................  49
Section 7.19    Consent of the Lenders of Buyer ............................................................  49
Section 7.20    Tax-Free Reorganization ....................................................................  50
Section 7.21    Company Name ...............................................................................  50

ARTICLE VIII    CONDITIONS TO CLOSING ......................................................................  50

Section 8.1     Conditions to Obligations of the Buyer .....................................................  50
Section 8.2     Conditions to Obligations of the Company ...................................................  52

ARTICLE IX      TERMINATION ................................................................................  53

Section 9.1     Termination ................................................................................  53
Section 9.2     Specific Performance and Other Remedies ....................................................  54
Section 9.3     Effect of Termination ......................................................................  54

ARTICLE X       INDEMNIFICATION ............................................................................  54

Section 10.1    Indemnification Obligations of the Company .................................................  54
Section 10.2    Indemnification Obligations of the Buyer ...................................................  55
Section 10.3    Indemnification Procedure ..................................................................  55
Section 10.4    Claims Period ..............................................................................  57
Section 10.5    Indemnification by the Company .............................................................  58
Section 10.6    Indemnification by the Buyer ...............................................................  59
Section 10.7    Exclusive Remedy ...........................................................................  59
Section 10.8    Investigations .............................................................................  59

ARTICLE XI      MISCELLANEOUS ..............................................................................  59

Section 11.1    Notices ....................................................................................  59
Section 11.2    Schedules and Exhibits .....................................................................  60
Section 11.3    Assignment; Successors in Interest .........................................................  60
Section 11.4    Interpretation .............................................................................  61
Section 11.5    Captions ...................................................................................  61
Section 11.6    Controlling Law; Amendment .................................................................  61
Section 11.7    Severability ...............................................................................  61
Section 11.8    Counterparts ...............................................................................  61
Section 11.9    Enforcement of Certain Rights ..............................................................  61
Section 11.10   Waiver .....................................................................................  61

Section 11.11   Integration ................................................................................  61
Section 11.12   Compliance with Bulk Sales Laws ............................................................  62
Section 11.13   Cooperation Following the Closing ..........................................................  62
Section 11.14   Transaction Costs ..........................................................................  62
Section 11.15   Consent to Jurisdiction, Etc ...............................................................  62
Section 11.16   Interpretation .............................................................................  62

                               INDEX OF SCHEDULES


Schedule 2.3              Excluded Assets
Schedule 5.1(a)           Organization
Schedule 5.1(b)           Company Options and Warrants
Schedule 5.1(c)           Company Shareholder and Voting Agreements
Schedule 5.3              Absence of Restrictions and Conflicts
Schedule 5.4              Financial Statements
Schedule 5.5              Company Undisclosed Liabilities
Schedule 5.6              Company Absence of Certain Changes
Schedule 5.7              Licenses
Schedule 5.8              Litigation
Schedule 5.10             Title to Assets
Schedule 5.11(b)          Leased Real Property
Schedule 5.12             Environmental Matters
Schedule 5.13             Legal Compliance
Schedule 5.14             Company Officers and Employees
Schedule 5.15(a)          Company Benefit Plans
Schedule 5.15(b)          Company Benefit Plans / Exceptions
Schedule 5.15(b)(v)       Company Severance Pay
Schedule 5.16             Labor Relations
Schedule 5.17(e)          Intellectual Properties
Schedule 5.17(f)          Patents
Schedule 5.17(g)          Marks
Schedule 5.17(h)          Copyrights
Schedule 5.17(i)          Software
Schedule 5.17(j)          Trade Secrets
Schedule 5.18(a)          Company Tax Matters
Schedule 5.18(b)          Company Tax Returns
Schedule 5.19             Assumed Contracts
Schedule 5.20             Insurance
Schedule 5.21(b)          Company Accounts Receivable
Schedule 5.22             Supplier Relations
Schedule 5.24             Bank Accounts
Schedule 5.25             Transactions with Affiliates
Schedule 5.26             Brokers
Schedule 5.29             CMTS Functionality
Schedule 6.5(a)           Buyer Conflicts
Schedule 6.6(a)           Buyer SEC Reports
Schedule 6.7              Buyer Tax Matters
Schedule 6.9              Buyer Undisclosed Liabilities
Schedule 6.10             Buyer Absence of Certain Changes
Schedule 7.1              Conduct of Business
Schedule 7.8              Company Releases
Schedule 7.13             Legend

                                LIST OF EXHIBITS


Exhibit A        Knowledge of Company
Exhibit B        Voting Agreement
Exhibit C        Form of Opinion of Counsel for Company
Exhibit D        Form of Opinion of Counsel for Buyer

                                                                       EXHIBIT 2

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated December 8, 2001, is made and entered into by and between ARRIS GROUP, INC., a Delaware corporation (the "Buyer"), and CADANT, INC., a Delaware corporation (the "Company"). The Buyer and the Company are sometimes individually referred to herein as a "Party" and collectively as the "Parties".

                                  WITNESSETH:

         WHEREAS, the Company is engaged in the Business as defined below;

         WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Company proposes to transfer to the Buyer, and the Buyer proposes to acquire from the Company (the "Acquisition"), the assets used or held for use by the Company in the conduct of the Business as of the Closing Date, and the Buyer proposes to assume certain of the liabilities and obligations of the Company related to the Business; and

         WHEREAS, for federal income tax purposes, it is intended that the Acquisition qualify as a "reorganization" described in section 368(a)(1)(C) of the Code; and

         WHEREAS, concurrently with the execution of this Agreement, the Buyer and various security holders of the Company have entered into the Voting Agreement; and

         WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         Section 1.1. Definitions. The following terms, as used herein, have the following meanings:

         "ADA" means the United States Americans with Disabilities Act.

         "ADEA" means the United States Age Discrimination in Employment Act.

         "Affiliate" of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

         "Arbitrator" means PricewaterhouseCoopers, independent public accountants.

         "Assumed Contracts" means those contracts listed on Schedule 5.19 and those contracts that relate to the Business and are not required to be listed on Schedule 5.19.

         "Bank Accounts" means all bank accounts, lock box accounts and other accounts maintained by the Company for the benefit of the Business.

         "Bridge Loan" means that certain agreement, dated as of November 21, 2001, by and between (among others) the Buyer and the Company, as amended as of the date hereof, whereby the Buyer agreed to loan the Company up to $4,000,000 to finance the Company's continued operations from the date of such agreement in accordance with its terms.

         "Business" means the business conducted by the Company and all assets and activities related thereto on the Closing Date and during the 12 month period prior to the Closing Date, including the Company Activities.

         "Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in Atlanta, Georgia.

         "Buyer Ancillary Documents" means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Buyer in connection with the transactions contemplated by this Agreement.

         "Buyer Charter Documents" means the Charter Documents of the Buyer.

         "Buyer Common Stock" means the Common Stock of the Buyer.

         "Buyer Indemnified Parties" means the Buyer and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

         "Buyer Losses" means the claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Buyer Indemnified Parties as to which the Buyer Indemnified Parties are entitled to indemnification under
Section 10.1.

         "CERCLA" means the United States Comprehensive Environmental Response, Compensation and Liability Act.

         "Charter Documents" means the certificate of incorporation and the bylaws (or equivalent organizational documents), as amended, of a Person.

         "Claims Period" means the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party.

         "Closing" means the consummation of the transactions contemplated by this Agreement.

         "Closing Date" means the date on which the Closing occurs.

         "CMTS" means (i) the chassis (including all models), network cards, cable access cards, integrated control cards, fabric control cards, system control cards and related software comprising a cable modem termination system (including without limitation the following products: C4 CMTS and associated modules; C4c CMTS and associated modules; Cornerstone CMTS 1500 and associated modules; and Cornerstone CMTS 1100 and associated modules), (ii) related element or network management systems (including without limitation the G2 IMS system and CPS 2000 system) and (iii) all maintenance or support contracts or arrangements related to the items set forth in clauses (i) and (ii).

         "COBRA Coverage" means continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA or any state law requiring similar continuation coverage.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Activities" means the design and production of CMTS and the engineering and licensing activities related thereto.

         "Company Ancillary Documents" means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company in connection with the transactions contemplated by this Agreement.

         "Company Benefit Plan" means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or to which the Company makes or has made, or has or has had an obligation to make, contributions at any time.

         "Company Charter Documents" means the Charter Documents of the
Company.

         "Company Indemnified Parties" means the Company and each of the Company's officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

         "Company Losses" means the claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Company Indemnified Parties as to which the Company Indemnified Parties are entitled to indemnification under Section 10.2.

         "Confidential Information" means all data or information of the Company (including, without limitation, trade secrets) which is valuable to the operation of the Business and not generally known to competitors.

         "Control" when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         "DGCL" means the Delaware General Corporate Law, as amended.

         "DOCSIS" means the standards based technology used in the cable industry known as the Data Over Cable Standards Interface System.

         "Employee Benefit Plan" means with respect to any Person each plan, fund, program, agreement, arrangement or scheme, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including, without limitation, each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, "welfare" plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.

         "Employment Agreements" means all employment contracts, consulting agreements, termination or severance agreements, change of control agreements or any other agreement or understanding (written or oral) respecting the terms and conditions of employment or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor.

         "Environmental Laws" means all local, state and federal laws, statutes, and regulations relating to protection of the environment, pollution control, product registration and Hazardous Materials pertaining to the Business, the Assets or the Real Property.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any Person (whether incorporated or unincorporated), that together with the Company would be deemed a "single employer" within the meaning of Section 414 of the Code.

         "ERISA Affiliate Plan" means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

         "Financial Statements" means the audited balance sheet of the Company at December 31, 2000, the unaudited balance sheet of the Company at October 31, 2001, the audited statement of income of the Company for the year ended December 31, 2000, and the unaudited statement of income for the Company for the ten months ended October 31, 2001.

         "Fiscal Year 2002" means the year which, for financial reporting purposes, begins January 1, 2002 and ends December 31, 2002.

         "FLSA" means the United States Fair Labor Standards Act.

         "FMLA" means the United States Family and Medical Leave Act.

         "GAAP" means generally accepted accounting principles as applied in the United States.

         "Governmental Entity" means any federal, state or local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency.

         "Hazardous Materials" means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is in any way governed by or subject to any applicable Environmental Law.

         "Indemnified Party" means a Buyer Indemnified Party or a Company Indemnified Party, as the case may be.

         "Knowledge" with respect to the Company means the actual knowledge of those individuals listed on Exhibit A.

         "Labor Laws" means all laws, regulations and orders and all contracts or collective bargaining agreements governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including, without limitation, ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973 and all regulations under such acts.

         "Leased Real Property" means the parcel of real property used or held for use in connection with the Business and leased by the Company located at 4343 Commerce Court, Lisle, Illinois 60532 (together with all fixtures and improvements thereon).

         "Legal Dispute" means any action, suit or proceeding between or among the Parties and their Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

         "Licenses" means all notifications, licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

         "Liens" mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

         "Material Adverse Effect" means any fact, occurrence, event or factor (when taken together with all other facts, occurrences, events or factors) that is or may be reasonably likely to be materially adverse to the Business or the Assets. A Material Adverse Effect shall also include any fact, occurrence, event or factor that shall have occurred or been threatened that (when taken together with all other facts, occurrences, events or factors) is or would be reasonably likely to prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the transactions contemplated hereby; provided, however, that the term "Material Adverse Effect" shall not include any effect attributable to (i) a change (after the date hereof) in law or GAAP, (ii) any change or event relating to the general economy of the United States; (iii) any change or event relating to the industry in which the Company operates; or (iv) any existing event, occurrence or circumstance that is detailed or described in this Agreement or any of the Schedules attached hereto.

         "Net Revenue" means gross revenue less returns and allowances, each determined in accordance with GAAP applied consistently with prior practices.

         "NLRB" means the United States National Labor Relations Board.

         "Non-Assignable Contracts" means Assumed Contracts which require third party consents for assignment that have not been obtained by the Company as of the Closing.

         "Noncompete Period" means the period beginning on the Closing Date and continuing for a period of two (2) years from the Closing Date.

         "OSHA" means the Occupational Safety and Health Administration.

         "Permitted Liens" means (x) (i) Liens for taxes not yet due and payable, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of the Business consistent with past practice and not yet delinquent and (iv) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (1) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (2) have more than an immaterial effect on the value thereof or its use or (3) would impair the ability of such parcel to be sold for its present use and (y) those Liens granted by the Company in connection with Comdisco Loan (as defined in the text of this Agreement) and Butler Guarantee (as defined in the text of this Agreement).

         "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

         "Suppliers" means each supplier related to the Business which furnishes a component or component of the CMTS system not readily available in the marketplace.

         "Taxes" means all federal, state, local or foreign taxes, assessments, charges, duties, fees, levies or other charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security (or similar), social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added, license, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, profits, registration, alternative or add-on minimum, estimated, and all other taxes of any kind for which the Company may have any liability whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Termination Date" means the date at or prior to the Closing when this Agreement is terminated in accordance with Article IX.

         "Territory" means the United States of America, Canada and Mexico, such area being where any customer or actively sought prospective customer of the Company is located.

         "Voting Agreement" means that certain agreement, dated as of even date herewith, among the Company, the Buyer and certain holders of the Company's Series A Convertible Preferred Stock, certain holders of the Company's debt who also holds warrants of the Company whereby such parties agree to vote all of their voting shares of capital stock of the Company (if any) in favor of the approval of the transactions contemplated by this Agreement.

         "WARN" means the United States Worker Adjustment and Retraining Notification Act.

         Section 1.2. Other Definitions. Certain other terms are defined within the text of the Agreement.

                                  ARTICLE II
                               ASSET ACQUISITION

         Section 2.1. Agreement to Acquire Assets. Subject to the terms and conditions of this Agreement, at the Closing and except as otherwise specifically provided in this Article II, the

Company will grant, assign, transfer and deliver to the Buyer, and the Buyer will acquire from the Company, all right, title and interest of the Company as of the Closing Date in and to (a) the Business and (b) except for the Excluded Assets, all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated of the Company relating to or used or held for use (in whole or in part) in the operation of the Business as of the date hereof and at any time following the date hereof to the Closing Date (which assets, properties and rights are collectively referred to in this Agreement as the "Assets"), free and clear of all Liens (except Permitted Liens), and the Buyer will assume the Assumed Liabilities.

         Section 2.2.      Assets. Except as otherwise expressly set forth in
Section 2.3, the Assets shall include, without limitation, the following assets, properties and rights of the Company relating to or used or held for use in the operation of the Business as of the close of business on the Closing
Date:

                  (a) all completed CMTS equipment and any components used in the manufacture of CMTS units and any other inventory used in connection with the Assets or the Business (the "Inventory");

                  (b) all machinery, equipment, business machines, computer hardware, vehicles, furniture, fixtures, parts and other tangible property;

                  (c)      all rights of the Company under the Assumed
         Contracts;

                  (d)      all Company Intellectual Property (as defined in
         Section 5.17);

                  (e) all Licenses to the extent that they are assignable, including, without limitation, those set forth on Schedule 5.7 (unless otherwise indicated thereon); and

                  (f) all other tangible and intangible assets of any kind or description, wherever located, that are carried on the books of the Company or which are owned by the Company.

         Section 2.3. Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include the following assets, properties and rights of the Company (collectively, the "Excluded Assets"):

                  (a)      all real property;

                  (b) any License that by its terms is not transferable to the Buyer, including those indicated on Schedule 5.7 as not being transferable;

                  (c) the corporate seal, certificate of incorporation, bylaws, minute books, stock ledger records, Tax Returns, books of account or other constituent records relating to the corporate organization of the Company;

                  (d) the Company's rights, claims or causes of action against third parties to the extent that they relate to the assets, properties, business or operations of the Company arising in connection with the discharge by the Company of the Excluded Liabilities and any of the rights that accrue to the Company under this Agreement;

                  (e) Tax refunds for periods ending on or prior to the Closing Date;

                  (f) subject to Section 7.15, all insurance policies and insurance contracts of the Company;

                  (g) cash not to exceed $250,000 to be used to pay the reasonable expenses incurred in connection with the dissolution of the Company (as contemplated by this Agreement) for expenditures made between the Closing Date and the date that the Registration Statement (as defined in Section 7.13) becomes effective; provided, that, (i) if any of such $250,000 is not used by the Company in accordance with the immediately preceding clause prior to the date of effectiveness of such Registration Statement, then such remaining funds shall be defined as an an "Asset" hereunder and delivered to the Buyer and (ii) no payments from such $250,000 shall be made to any Affiliates of the Company; and

                  (h)      those other assets, properties and rights listed on
         Schedule 2.3.

         Section 2.4.      Assumption of Assumed Liabilities.

                  (a) Except to the extent specified in Section 2.4(b), the Buyer will not assume, in connection with the transactions contemplated by this Agreement, any liability or obligation of the Company whatsoever, and the Company will retain responsibility for all of its liabilities and obligations and all liabilities and obligations arising from the operations of the Business or otherwise prior to or on the Closing Date, whether or not accrued and whether or not disclosed.

                  (b) As the sole exception to the provisions in Section 2.4(a), effective as of the close of business on the Closing Date, the Buyer will assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of the Company, (collectively, the "Assumed Liabilities"):

                           (i)      the accounts payable of the Company
                  existing as of the Closing Date, provided that in no event shall the aggregate amount of the obligations being assumed pursuant to this clause (i) exceed $6,400,000, provided further that in the event the accounts payable of the Company exceed $6,400,000, the Buyer may select the accounts payable (equal to $6,400,000) that it will assume;

                           (ii) the obligations of the Company under the Master Lease Agreement (the "Equipment Lease") dated September 8, 2000, by and between Comdisco, Inc., a Delaware corporation ("Comdisco"), as lessor and the Company as lessee, provided that (x) the Equipment Lease or the benefits thereof be assigned by the Company to the Buyer, (y) any other agreements or the benefits thereof relating to the Equipment Lease be assigned by the Company to the Buyer, and
                  (z) in no event shall the obligations assumed hereunder exceed $3,200,000 plus accrued interest between the date hereof and the Closing Date;

                           (iii) all obligations of the Company under the Assumed Contracts and Licenses and Company Intellectual Property ("Assumed Commitments") to be paid or performed on and after the Closing Date, but not including any liabilities or obligations arising out of or related to nonperformance or breach by the Company under the Assumed Commitments on or prior to the Closing Date ("Default Obligations"); provided that, Default Obligations shall be Assumed Liabilities to the extend they are solely the result of non-payments of amounts due and are assumed pursuant to clause (i) or clause (vi) of this Section 2.4(b);

                  provided for the avoidance of doubt, that the Nextream Contracts (as defined below) shall not be assumed;

                           (iv) the obligations of the Company under the Subordinated Loan and Security Agreement (the "Comdisco Loan") dated as of September 8, 2000, by and between the Company as borrower and Comdisco as lender, provided in no event shall the obligations assumed pursuant to this clause
                  (iv) exceed $3,940,000 plus accrued interest between the date hereof and the Closing Date and the Buyer shall have no obligations under the conversion features of the Comdisco Loan;

                           (v) the reimbursement obligation of the Company under that certain Guaranty of Lease (the "Butler Guaranty"), dated as of January 4, 2000, by and between the Company and Butler International, Inc., a Maryland corporation ("Butler"), as guarantor, provided that (y) as of the Closing Date there are no amounts then due or payable under the Butler Guaranty equal zero dollars ($0) and (z) the obligations assumed pursuant to this clause (v) shall not exceed $450,000;

                           (vi) those accrued liabilities and expenses of the Company, incurred in the normal course of business, excluding interest accrued under the Bridge Loan, provided that in no event shall the obligations assumed pursuant to this clause (vi) exceed $1,500,000;

                           (vii) the outstanding interest and principal of the Bridge Loan; and

                           (viii) all liabilities for Taxes for which Buyer is liable pursuant to Section 7.14.

         Section 2.5. Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 2.4(a), except to the extent set forth in Section 2.4(b), the Assumed Liabilities will not include, and in no event will the Buyer assume, agree to pay, discharge or perform or incur any liability or obligation under this Agreement or otherwise become responsible in respect of, the following (together with all other liabilities of the Company that are not Assumed Liabilities, the "Excluded Liabilities"):

                  (a) any liability relating to, resulting from or arising out of (i) claims made in pending or future suits, actions, investigations, or other legal, governmental or administrative proceedings or (ii) claims based on violations of law as in effect on or prior to the Closing, breach of contract, employment practices, or environmental, health and safety matters or any other actual or alleged failure of the Company to perform any obligation, in each case arising out of or relating to events which shall have occurred, or services performed, or the operation of the Business, prior to the Closing;

                  (b) any liability or obligation arising out of or with respect to any third party or governmental claim pending on the Closing Date or thereafter initiated based on or arising out of the operation of the Business prior to or on the Closing Date;

                  (c) any liability or obligation of the Company arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement, including any liability or obligation to any security holder, and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Company;

                  (d)      any liability pertaining to any Excluded Asset;

                  (e)      any Employment Agreements of the Company;

                  (f) that certain Master Agreement, dated as of October 17, 2001, by and between the Company and Nextream S.A., a French Company ("Nextream"), and that certain International Distributor Agreement, dated as of October 17, 2001 between the Company and Nextream and any other agreements related thereto (the "Nextream Contracts");

                  (g) any liability relating to, resulting from or arising out of any former operations of the Company that have been discontinued or disposed of prior to the Closing; and

                  (h) any liability for Taxes for which the Company is liable pursuant to Section 7.14.

Such Excluded Liabilities shall include all claims, actions, litigations and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

                                  ARTICLE III
                  ACQUISITION PRICE; ADJUSTMENTS; ALLOCATIONS

         Section 3.1. Acquisition Price. Subject to adjustment pursuant to the indemnification obligations under Article X, the aggregate amount to be paid by the Buyer for the Assets (the "Purchase Price") shall be the sum of:
(a) 5,250,000 shares of Buyer Common Stock (the "Shares"), (b) the Earn Out Shares, plus (c) the assumption of the Assumed Liabilities.

         Section 3.2.      Delivery of Shares.

                  (a) On the Closing Date, the Buyer shall issue and deliver the Shares, less 525,000 shares of Buyer Common Stock (the "Holdback Shares"), to the Company. Subject to adjustment pursuant to the provisions of Article X, the Holdback Shares will be issued at the Closing but will be retained by the Buyer to be delivered to the Company on the first anniversary of the Closing Date. The Shares, including the Holdback Shares, shall be fully paid, validly issued and registered in the name of the Company and shall contain a legend consistent with Section 7.13.

                  (b) Unless and until any Holdback Shares are used to satisfy any indemnification obligations of the Company in accordance with Article X, the Company shall be entitled to all voting rights and rights to receive dividends with respect to such Holdback Shares on and after the Closing Date.

         Section 3.3.      [Intentionally Left Blank]

         Section 3.4.      Earn Out Shares.

                  (a) No later than ninety (90) days after the final day of Fiscal Year 2002 (the "Earn Out Date"), and in addition to the Shares, the Buyer shall issue and deliver to the Company (or pursuant to written instructions from the Company not inconsistent with the other provisions hereof) 2,000,000 shares of Buyer Common Stock, as adjusted for stock splits, reverse stock splits and stock dividends (the "Earn Out Shares") to the Company, determined in accordance with the following formula:

                           (i) In the event the Buyer's Net Revenues from the Buyer's CMTS sales (including, but not limited to, revenues generated under or pursuant to related maintenance or support contracts or arrangements to the extent related to CMTS products) for Fiscal Year 2002 (the "CMTS Sales") are less than $30,000,000, the Earn Out Shares shall equal zero.

                           (ii) In the event the CMTS Sales equal or exceed $30,000,000 but do not equal or exceed $40,000,000, the Earn Out Shares shall equal 400,000.

                           (iii) In the event the CMTS Sales equal or exceed $40,000,000 but do not equal or exceed $50,000,000, the Earn Out Shares shall equal 600,000.

                           (iv) In the event the CMTS Sales equal or exceed $50,000,000 but do not equal or exceed $60,000,000, the Earn Out Shares shall equal 800,000.

                           (v) In the event the CMTS Sales equal or exceed $60,000,000 but do not equal or exceed $70,000,000, the Earn Out Shares shall equal 1,000,000.

                           (vi) In the event the CMTS Sales equal or exceed $70,000,000 but do not equal or exceed $80,000,000, the Earn Out Shares shall equal 1,250,000.

                           (vii) In the event the CMTS Sales equal or exceed $80,000,000 but do not equal or exceed $90,000,000, the Earn Out Shares shall equal 1,500,000.

                           (viii) In the event the CMTS Sales equal or exceed $90,000,000 but do not equal or exceed $100,000,000, the Earn Out Shares shall equal 1,750,000.

                           (ix) In the event the CMTS Sales equal or exceed $100,000,000, the Earn Out Shares shall equal 2,000,000.

If the CMTS Sales equal a dollar value that falls between any two of the dollar values stated above, the number of Earn Out Shares shall be determined by applying a straight-line interpolation between the corresponding numbers of Earn Out Shares. The Earn Out Shares shall be fully paid, validly issued and registered in the name of the Company and shall contain a legend consistent with Section 7.13.

                  (b) For the purposes of Section 3.3(a), the dollar value of CMTS Sales shall be rounded to the nearest whole dollar and any fractional Earn Out Shares shall be rounded to the nearest whole share.

                  (c) CMTS Sales shall include all Net Revenues of the Company and/or the Buyer resulting from CMTS Sales for Fiscal Year 2002, regardless of whether the Closing occurs before or after January 1, 2002.

                  (d) No later than thirty (30) days after the final day of Fiscal Year 2002, the Buyer shall provide to the Company, in writing, a summary statement of the CMTS Sales (the "CMTS Sales Statement"). The CMTS Sales Statement shall contain a summary, by customer and product, of sales of CMTS during Fiscal Year 2002. If the Company disagrees with the CMTS Sales Statement, it shall be entitled to contest the CMTS Sales Statement by delivery to the Buyer of a written notice of the Company's objections to the CMTS Sales Statement within 30 calendar days of the Company's receipt of the CMTS Sales Statement (a "CMTS Sales Dispute"). The CMTS Sales Dispute shall be resolved by the Arbitrator in accordance with such procedure as the Arbitrator may establish, and the ruling of the Arbitrator shall be conclusive and binding. The Arbitrator shall award reasonable costs and expenses (including attorneys' and accountants' fees) as it deems appropriate.

                  (e) It shall be a condition to the obligations of the Buyer to issue the Earn Out Shares and that such issuance comply with Regulation D of the Securities Act.

                                  ARTICLE IV
                                    CLOSING

         The Closing will occur within five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article VIII, or on such other date as the Parties may agree. The Closing will take place at the offices of Troutman Sanders LLP, 600 Peachtree Street, Atlanta, Georgia, or at such other place as the Parties may agree.

                                   ARTICLE V
                     COMPANY REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to the Buyer that:

         Section 5.1.      Organization and Capitalization.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its property and to carry on its business as now being conducted. The Company is qualified to conduct business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 5.1(a) sets forth (i) a list of all jurisdictions in which the Company is qualified to do business,
         (ii) a list of all jurisdictions in which the Company is operating under a trade name and (iii) a list of all jurisdictions in which any such trade name is registered. The Company does not own, directly or indirectly, any capital stock or any other equity or debt securities of or in any Person. The Company has furnished or made available to the Buyer true and complete copies of the Company Charter Documents. Except as set forth on Schedule 5.1(a), the minutes of directors' and stockholders' meetings and the stock records of the Company that previously have been delivered to the Buyer are the complete, true and correct records of directors' and stockholders' meetings and stock issuances from the formation of the Company, through and including the date hereof and constitute all the minutes and stock records in existence.

                  (b) The authorized capital stock of the Company consists of 82,120,448 shares of common stock, par value $.0001 per share, of which 20,556,756 shares were issued and outstanding as of November 30, 2001 (the "Capitalization Date"), and 37,500,000 shares of preferred stock, par value $.0001 per share, of which 25,877,610 shares were designated as Series A Convertible Preferred Stock, of which 7,539,608 shares were issued and outstanding as of the Capitalization Date. Since the Capitalization Date, there have been no issuances of shares of the capital stock of the Company. All issued and outstanding shares of Company common stock have been duly authorized and validly issued, in compliance with all applicable federal, state and foreign securities laws, and are fully paid and nonassessable, and, except for the outstanding shares of the Company's Series A Convertible Preferred Stock no shares of the Company's capital stock are entitled to preemptive rights. There were outstanding at the Capitalization Date no rights, options, warrants or other instruments that are convertible into equity of the Company ("Company Rights") other than (x) 9,502,198 outstanding options to acquire Company common stock, (y) 12,153,634 outstanding warrants to acquire Company common stock, and (z) 12,703,806 shares of Series A Convertible Preferred Stock that are reserved for issuance in connection with the conversion features of the Series A and Series B Lenders under the Company's Amended and Restated Convertible Secured Bridge Loan Agreement. Schedule 5.1(b) sets forth all Company Rights outstanding as of the Capitalization Date a true and complete list of the following: their holders, the date of grant (or award), the number of shares of Company common stock for which they are exercisable and their exercise price as currently in effect. No Company Rights have been awarded since the Capitalization Date. In the aggregate 256,532 shares are reserved for future issuance pursuant to the Company's 2000 Stock Plan. All shares of Company common stock subject to issuance as discussed in this
         Section 5.1(b) shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable.

                  (c) Schedule 5.1(c) contains a true and complete list of all voting agreements, shareholder agreements and any other agreements relating to the voting of the shares of Company's common stock, or instruments that are convertible into shares of the Company common stock, other than the Voting Agreement.

         Section 5.2. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Company Ancillary Agreements and to fully perform its obligations hereunder and thereunder, and the execution and delivery of this Agreement and the Company Ancillary Agreements by the Company and its performance of the transactions contemplated herein and therein have been duly authorized by all requisite corporate and stockholder action other than the approval of stockholders required by DGCL ss. 271 and the Company Charter Documents. This Agreement has been, and the Company Ancillary Documents will be as of the Closing Date, duly executed and delivered by the Company and do or will, as the case may be, constitute the valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         Section 5.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Company Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Company Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Company Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the Company Charter Documents, (b) except as indicated on
Schedule 5.3 or Schedule 5.19, any Assumed Contract or any other material contract, will, agreement, permit, franchise, license or other instrument applicable to the Company or the Business, (c) any material judgment, decree or order of any court or governmental authority or agency to which the Company or by which the Company or any of their respective properties are bound or (d) any statute, law, rule, regulation or arbitration award applicable to the Company or the Business. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company in connection with the execution, delivery or performance of this Agreement or the Company Ancillary Documents or the consummation of the transactions contemplated thereby.

         Section 5.4. Financial Statements. The Company has delivered to the Buyer the Financial Statements as shown on Schedule 5.4. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company, which books and records are maintained in accordance with GAAP (except as expressly noted on Schedule 5.4) consistently applied throughout the periods indicated, and such books and records have been maintained on a basis consistent with the past practice of the Company. Each of the balance sheets included in such Financial Statements (including the related notes and schedules) fairly presents in all material respects the financial position of the Business as of the date of such balance sheet, and each of the statements of income and cash flows included in such Financial Statements (including any related notes and schedules) fairly presents in all material respects the results of operations and changes in cash flows, as the case may be, of the Business for the periods set forth therein, in each case in accordance with GAAP (except as expressly noted therein or on Schedule 5.4) consistently applied during the periods involved. Since December 31, 1999, there has been no change in any of the accounting (and Tax accounting) policies, practices or procedures of the Company.

         Section 5.5.      No Undisclosed Liabilities. Except as disclosed in
Schedule 5.5, the Company does not have any liabilities or obligations related to the Business or the Assets (whether absolute, contingent or otherwise), which are not adequately reflected or provided for in the unaudited balance sheet of the Business at October 31, 2001, except liabilities and obligations that have been incurred since the date of such balance sheet in the ordinary course of the Business and are not (singly or in the aggregate) material to the Business.

         Section 5.6. Absence of Certain Changes. Since October 31, 2001 and except as set forth in Schedule 5.6, there has not been (i) any Material Adverse Effect, (ii) any damage, destruction, loss or casualty to property or assets of the Company used in connection with the Business (including the Assets) with a value in excess of $25,000, whether or not covered by insurance, or (iii) any action taken of the type described in Section 7.1, which, had such action occurred after the date hereof without the Buyer's prior approval, would be in violation of such Section 7.1.

         Section 5.7. Licenses. Schedule 5.7 is a true and complete list of all Licenses held by the Company and used in connection with the Business or the Assets. The Company owns or possesses all of the material Licenses which are necessary to enable it to carry on the Business as presently conducted. All Licenses used in connection with the Business or the Assets are valid, binding, and in full force and effect on (i) the Company and (ii) to the Knowledge of the Company and the other parties thereto. The Company has taken all necessary action to maintain each License used in connection with the Business or the Assets, except where the failure to so act is not likely to have a Material Adverse Effect. No loss or expiration of any material License used in connection with the Business or the Assets is pending or, to the Knowledge of the Company, reasonably foreseeable (other than expiration upon the end of any term).

         Section 5.8. Legal Proceedings. Except as set forth on Schedule 5.8, there are no suits, actions, claims, arbitration, proceedings or investigations pending or, to the Knowledge of the Company, threatened against, relating to or involving the Business or the Assets before any Governmental Entity. None of such suits, actions, claims, proceedings or investigations, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. The Company is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel related to the Business or the Assets.

         Section 5.9. Inventory. The Inventory (a) is sufficient for the operation of the Business (as conducted on the date hereof) in the ordinary course consistent with past practice, (b) consists of items which are good and merchantable within normal trade tolerances, (c) is of a quality and quantity presently usable or saleable in the ordinary course of the Business of the Company (subject to applicable reserves), and (d) has been expensed in accordance with GAAP (for a development stage company) consistently applied.

         Section 5.10. Title to Assets; Related Matters. The Assets constitute all of the assets necessary and sufficient to conduct the operations of the Business as conducted as of the date hereof in accordance with the Company's past practices. Except for assets disposed of in the ordinary course of the Business consistent with past practices, finished goods that have been sold at customary prices, cash, accounts receivable for which payment has been received, and as set forth on Schedule 5.10, the Assets constitute substantially all assets, properties and rights of the Company used or held for use in connection with the Business at any time since October 31, 2001, and except as indicated on Schedule 5.10, the Company has (and will convey to the Buyer at the Closing) good and marketable title to the Assets (owned or purported to be owned by the Company), free and clear of all Liens (except Permitted Liens). All equipment and other items of tangible personal property and assets included in the Assets (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted,
(b) are usable in the regular and ordinary course of the Business (as conducted on the date hereof) and (c) conform in all material respects to all applicable laws, ordinances, codes, rules and regulations applicable thereto, and the Company has no Knowledge of any material defects or material problems with any of the Assets. No Person other than the Company owns any equipment or other tangible personal property or assets situated on the premises of the Company which are necessary to the operation of the Business, except for the leased items that are subject to personal property leases. Schedule 5.10 sets forth a true, correct and complete list and general description of each item of tangible personal property of the Company related to the Business having a book value of more than $20,000.

         Section 5.11.     Leased Real Property.

                  (a) The Company hereby represents that it does not own any real property and that the only real property held and used in connection with the Business or the Assets is the Leased Real Property.

                  (b) Schedule 5.11(b) sets forth a true and correct legal description of the Leased Real Property. Except as set forth on
         Schedule 5.11(b), the Company has a valid leasehold interest in the Leased Real Property, and such lease is in full force and effect.

                  (c) To the Knowledge of the Company, no portion of the Leased Real Property, or any of the buildings and improvements located thereon, violates any law, rule, regulation, ordinance or statute, including those relating to zoning, building, land use, fire, air, sanitation and noise control. Except for the Permitted Liens, to the Knowledge of the Company, the Leased Real Property is not subject to any governmental decree or order or any threatened or proposed order to be sold or taken by public authority including any condemnation or expropriation or similar proceedings.

                  (d) To the Knowledge of the Company, the improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used. To the Knowledge of the Company, none of the buildings and improvements utilized by the Company is constructed of, or contains as a component part thereof, any material which, either in its present form or as such material could reasonably be expected to change through aging and normal use and service, releases any substance, whether gaseous, liquid or solid, which is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements.

         Section 5.12. Environmental, Health and Safety Matters. Except as set forth in Schedule 5.12:

                  (a) The Company is in full compliance with all Environmental Laws in connection with the Business or the Assets, including all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder in connection with the Business or the Assets;

                  (b) The Company has not received notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar state or local statute or ordinance from any Governmental Entity or any third party in connection with the Business or the Assets, and there are no facts or circumstances which could reasonably form the basis for the assertion of any claim against the Company under any Environmental Laws in connection with the Business or the Assets including, without limitation, CERCLA or any similar local, state or foreign law with respect to any on-site or off-site location;

                  (c) The Company has not entered into or agreed to enter into and the Company does not contemplate entering into, any consent decree or order pursuant to Environmental Laws in connection with the Business or the Assets, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws in connection with the Business or the Assets;

                  (d) The Company has not been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws or regulations either now or any time during the past five (5) years in connection with the Business or the Assets;

                  (e) The Company is not subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of the Company, or the Company's employees, agents or representatives or arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company) from which any Hazardous Materials were released into the environment, in each such case in connection with the operation of the Business (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

                  (f) The Company has heretofore made available to the Buyer true, correct and complete copies of all reports, correspondence, memoranda, computer data and the complete files relating to environmental matters in connection with the Business or the Assets. The Company has not paid any fines, penalties or assessments with respect to environmental matters relating to the Business, the Assets or the Leased Real Property;

                  (g) Neither the Leased Real Property, improvements or equipment included within the Assets contain any asbestos, PCBs, underground storage tanks or open or closed pits, or under any such Assets; and

                  (h) The Company has not imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials in connection with the Business or the Assets other than in compliance with all Environmental Laws.

         Section 5.13. Compliance With Laws Generally. The Company is in compliance with all applicable laws, ordinances, regulations and orders of all Governmental Entities with respect to the Business and the Assets. Except as set forth in Schedule 5.13, (i) the Company has not been charged with and, to the Knowledge of the Company, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity with respect to the Business or the Assets, (ii) the Company is not a party to or bound by any order, judgment, decree, injunction, rule or award of any Governmental Entity with respect to the Business or the Assets and (iii) the Company has filed all reports and has all licenses and permits required to be filed with any Governmental Entity with respect to the Business and the Assets on or before the date hereof. The representations and warranties contained in this Section 5.13 shall not apply to the matters covered in Sections 5.12, 5.15, 5.16 5.17 or 5.18.

         Section 5.14. Officers and Employees. Schedule 5.14 contains a true and complete list of all of the employees (whether full-time, part-time or otherwise) and independent contractors of the Company engaged in any respect in the operations of the Business, specifying their position, status, annual salary, hourly wages, date of birth, date of hire, social security number, work location, length of service, Tax withholding history for the calendar year of the Closing Date and the allocation of amounts paid and other benefits provided to each of them, respectively, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written employment agreement or any other written term sheet or other document describing the terms and/or conditions of employment of such employee or of the rendering of services by such independent contractor and any other information reasonably requested by the Buyer. Except as set forth on Schedule 5.14, the Company is not a party to or bound by any Employment Agreements related to the operations of the Business. The Company has not received a claim from any Governmental Entity to the effect that the Company has improperly classified as an independent contractor any person named on Schedule 5.14. Except as indicated on Schedule 5.14, the Company has not made any verbal commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. Except as indicated on Schedule 5.14, all officers and employees of the Company related to the operations of the Business are active on the date hereof.

         Section 5.15.     Company Benefit Plans.

                  (a) Schedule 5.15(a) contains a true and complete list of each Company Benefit Plan or ERISA Affiliate Plan that currently provides for employee benefits or the remuneration of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees engaged in any respect in the operations of the Business or the dependents of any of them.

                  (b)      Except as set forth in Schedule 5.15(b),

                           (i) With respect to each Company Benefit Plan identified on Schedule 5.15(a), the Company has heretofore delivered or made available to the Buyer true and complete summaries of the material provisions of each such plan, summary plan descriptions, booklets and personnel manuals and any other summaries of such plans and the most recent determination letter received from the Internal Revenue Service with respect to each such plan intended to qualify under Section 401 of the Code, and such other documentation with respect to any such plan as is reasonably requested by the Buyer.

                           (ii) No Company Benefit Plan or ERISA Affiliate Plan that provides or provided for employee benefits or the remuneration of the employees or former employees engaged in any respect in the operations of the Business or the dependents of any of them is or was subject to Title IV of ERISA or Section 412 of the Code, nor is any such Company Benefit Plan or ERISA Affiliate Plan a "multiemployer pension plan", as defined in Section 3(37) of ERISA, or subject to
                  Section 302 of ERISA. The Company does not have an obligation to reimburse another employer, either directly or indirectly, including through indemnification or otherwise, for making contributions to a plan that is or was subject to Title IV of ERISA. The Company has not incurred, and, to the Knowledge of the Company, no facts exist that reasonably could be expected to result in, liability to the Company as a result of a termination, withdrawal or funding waiver with respect to a Company Benefit Plan or an ERISA Affiliate Plan.

                           (iii)    Each Company Business Plan which is
                  intended to qualify under Section 401(a) of the Code ("Qualified Plan") satisfies all of the requirements of such Code section and related Code sections and has received a favorable determination letter indicating that is "qualified," and, to the Knowledge of the Company, no fact or circumstance exists that could adversely affect the tax-exempt status of such plan. The assets of each Qualified Plan are reported at their fair market value on the financial statements of such plan. There are no pending, threatened or material anticipated claims, investigations, examinations, audits or other proceedings or actions by, against, involving or on behalf of any Qualified Plan by any Governmental Entities and there exists no state of facts which after notice or lapse of time or both reasonably could be expected to give rise to any such material claim, investigation, examination, audit or other proceeding.

                           (iv) Any obligation to provide notice of COBRA Coverage or COBRA Coverage prior to the Closing Date with respect to the operations of the Business with respect to qualifying events on or prior to the Closing Date has been satisfied in all material respects.

                           (v) Except as set forth on Schedule 5.15(b)(v), the execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not
                  (1) entitle any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company to severance pay, unemployment compensation or any other payment, or (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual.

         Section 5.16.     Labor Relations. Except as set forth in Schedule
5.16:

                  (a) the Company's employees related to the operations of the Business have not been, and currently are not, represented by a labor organization or group which was either certified or voluntarily recognized by any labor relations board, including, without limitation, the NLRB, or certified or voluntarily recognized by any other Governmental Entity;

                  (b) the Company has not been and is not a signatory to a collective bargaining agreement with any trade union, labor organization or group related to the operations of the Business;

                  (c) no representation election petition or application for certification has been filed by employees of the Company related to the operations of the Business or is pending with the NLRB or any other Governmental Entity and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Company related to the operations of the Business has occurred, is in progress or, to the Knowledge of the Company, is threatened;

                  (d) the Company has not engaged in any unfair labor practice related to the operations of the Business and the Company is not aware of any pending or, to the Knowledge of the Company, threatened labor board proceeding of any kind, including any such proceeding against the Company or any trade union, labor union, employee organization or labor organization representing the Company's employees;

                  (e) no grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company related to the operations of the Business;

                  (f) no labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of the Company related to the operations of the Business has occurred, is in progress or, to the Knowledge of the Company, has been threatened;

                  (g) no breach of contract and/or denial of fair representation claim has been filed or is pending or, to the Knowledge of the Company, threatened against the Company and/or any trade union, labor union, employee organization or labor organization representing the Company's employees related to the operations of the Business;

                  (h) no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding Taxes, penalties, overtime, or other compensation, benefits, child labor or record keeping violations has been filed or is pending or, to the Knowledge of the Company, threatened under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other federal, state, local or foreign law, regulation or ordinance;

                  (i) no discrimination and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, threatened against the Company related to the operations of the Business under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA and the FLSA, ERISA or any other federal law or comparable state fair employment practices act or foreign law;

                  (j) the Company is not a federal or state contractor obligated to develop and maintain an affirmative action plan;

                  (k) no citation related to the operations of the Business has been issued by OSHA against the Company and no notice of contest, claim, complaint, charge, investigation, or other administrative enforcement proceeding involving the Company and related to the operations of the Business has been filed or is pending or, to the Knowledge of the Company, threatened against the Company under OSHA or any other applicable law relating to occupational safety and health;

                  (l) no workers' compensation or retaliation claim, complaint, charge or investigation has been filed or is pending against the Company related to the operations of the Business;

                  (m) no investigation or citation of the Company related to the operations of the Business has occurred and no enforcement proceeding has been initiated or is pending or, to the Knowledge of the Company, threatened under federal or foreign immigration law;

                  (n) no wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and its respective employees related to the operations of the Business has been filed or is pending or, to the Knowledge of the Company, threatened against the Company under any applicable law;

                  (o) the Company has maintained and currently maintains adequate insurance as required by applicable law with respect to workers' compensation claims and unemployment benefits claims related to the operations of the Business;

                  (p) the Company is in compliance with all applicable Labor Laws related to the operations of the Business;

                  (q) the Company is not liable for any liabilities, judgments, decrees, orders, arrearage of wages or Taxes, fines or penalties for failure to comply with any of the Labor Laws related to the operations of the Business;

                  (r) the Company has provided the Buyer with a copy of the policy of the Company for providing leaves of absence under the FMLA and Schedule 5.16 identifies each employee related to the operations of the Business who has requested FMLA leave to begin after the Closing Date; a description of the leave requested; and a copy of all notices provided to such employee regarding that leave; and

                  (s) the Company has not taken any action that would constitute a "mass layoff", "mass termination" or "plant closing" within the meaning of WARN or otherwise triggered notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law.

         Section 5.17.     Intellectual Properties.

                  (a) Definition of Intellectual Property. The term "Intellectual Property" means:

                           (i) the name "Cadant," all fictitious business names, trading names, registered and unregistered trademarks (including common law marks), trade dress, service marks, and Internet domain names (including all U.S. federal, state and foreign registrations with respect to any of the foregoing, and applications for registration of any of the foregoing) (collectively, the "Marks") and their associated goodwill;

                           (ii) all United States and foreign patents (including all reissues, divisions, continuations, continuations in part, and extensions thereof), United States and foreign patent applications, and inventions and discoveries that may be patentable (collectively, the "Patents");

                           (iii) all copyrights in both published and unpublished works (including all U.S. and foreign registrations and applications for registration of the foregoing) (collectively, the "Copyrights");

                           (iv) all computer software (in both source code and object code), including (A) any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting any Internet site(s) operated by or on behalf of the Company, (E) all Worldwide Web addresses, URLs, and sites, and (F) all documentation, including system documentation, user manuals and training materials, relating to any of the foregoing (collectively, "Software");

                           (v) all rights in mask works and registrations and applications for registration thereof (collectively, "Mask Works"); and

                           (vi) all know-how, trade secrets, confidential information, customer lists, technical documentation, technical information, data, technology, plans, drawings, schematics, compilations, devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible (collectively, "Trade Secrets");

in each case, owned by the Company, used (or intended to be used) by the Company, or licensed by the Company as licensee or licensor.

                  (b) Ownership of Intellectual Property. The Company owns, or has the right to use pursuant to license, sublicense, agreement, or permission, all Intellectual Property necessary for the operation of the Business (the "Company Intellectual Property"). Assuming that the Parties obtain all consents set forth on Schedule 5.19, the consummation of the transactions provided for under this Agreement will not result in the loss or impairment of any of the Company Intellectual Property, and each item of Company Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing. The Company has taken all commercially customary action to maintain and protect each material item of Company Intellectual Property owned or used by it, including the making of all filings and recordations with respect to the Company Intellectual Property required in order to maintain and protect its interests in the Company Intellectual Property.

                  (c) Infringement of Third Party Intellectual Property Rights. Neither the Company nor the operation of the Business has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. The Company has not ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation in connection with the operation of the Business (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party).

                  (d) Infringement of Company Intellectual Property Rights. To the Knowledge of the Company, no third party (including any present or former employee, consultant, or stockholder) has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property.

                  (e) Owned Intellectual Property. Schedule 5.17(e) lists each registration that has been issued to the Company with respect to any Company Intellectual Property owned or purported to be owned by the Company, and identifies each application for registration that the Company has made with respect to any of its Company Intellectual Property owned or purported to be owned by the Company (including registrations of Marks, Patents, Copyrights and Mask Works and all applications for any such registrations). The Company has delivered to the Buyer correct and complete copies of all such registrations, and applications (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 5.17(e) also identifies (A) each trade name or unregistered trademark used by the Company in connection with the Business, and (B) all Software owned by the Company (whether or not the Copyright therein has been registered). With respect to each item of Intellectual Property required to be identified in
         Schedule 5.17(e):

                           (i) The Company possesses all right, title, and interest in and to the item, free and clear of any Lien except Permitted Liens.

                           (ii) The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

                           (iii) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

                           (iv)     The Company has not ever agreed to
                  indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                           (v) The Company is not under any obligation to grant any right, license or permission to use, or with respect to, any of the Company Intellectual Property.

                  (f) Patents. Except as set forth on Schedule 5.17(f), with respect to the Patents required to be disclosed on Schedule 5.17(e):

                           (i) All Patents that have been registered with the United States Patent and Trademark Office or foreign patent office are valid, subsisting and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within one year after the Closing.

                           (ii)     No Patent is now involved in any
                  invalidation proceeding and, to the Knowledge of the Company, no such action or proceeding is threatened with respect to any of the Patents.

                           (iii) There is no potentially interfering Patent or Patent application of any third party.

                           (iv) All pending patent applications both before the United States Patent and Trademark Office or foreign patent office are active and the Company shall promptly notify the Buyer of any response deadlines due within the six
                  (6) months following the Closing Date.

                  (g) Marks. Except as set forth on Schedule 5.17(g), with respect to the Marks required to be disclosed on Schedule 5.17(e):

                           (i) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are not subject to any Taxes or actions falling due within one year after the Closing.

                           (ii) No Mark is now involved in any opposition, invalidation, or cancellation proceeding and no such action or proceeding is threatened with respect to any of the Marks.

                           (iii) All pending trademark applications are active and the Company shall promptly notify the Buyer of any response deadlines due within the six (6) months following the Closing Date.

                  (h) Copyrights. Except as set forth in Schedule 5.17(h), with respect to the Copyrights required to be disclosed in Schedule 5.17(e), the Company is in compliance with all legal requirements applicable to all registrations of the Copyrights, and all such registrations of the Copyrights are valid, subsisting and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within one year after the Closing. All works have been marked with appropriate copyright notices.

                  (i)      Software. Except as set forth in Schedule 5.17(i):

                           (i) The Software owned or purported to be owned by the Company and used or held for use in connection with the Business (the "Company Software") was either (A) developed by employees of the Company within the scope of their employment, (B) developed by independent contractors or consultants who have assigned all of their rights in and to the Company Software to the Company pursuant to written agreements, or (C) otherwise acquired by the Company from a third party pursuant to a written assignment of rights to the Company.

                           (ii) The Company has no obligation to provide maintenance or support services with respect to any Company Software to any third party.

                           (iii) The Company has not entered into any source code escrow or similar arrangement under which a third party would have the right to obtain the source code for any of the Company Software.

                           (iv) The system documentation for the Company Software owned by the Company is complete and accurate except as would not have a Material Adverse Effect. The source code and system documentation relating to that Company Software
                  (A) has at all times been maintained in strict confidence,
                  (B) has been disclosed only to employees who have a need to know in connection with the performance of their duties to the Company, and who have executed appropriate nondisclosure agreements as contemplated in Section 5.17(j)(3), and (C) has not been disclosed to any third party not under an obligation to maintain the confidential nature of such information.

                  (j)      Trade Secrets. Except as set forth on Schedule
         5.17(j):

                           (i) Except as would not have a Material Adverse Effect, the documentation relating to each Trade Secret used or held for use in connection with the Business (the "Company Trade Secrets") is current, accurate, and sufficient in detail and content to identify and explain it and to allow the full and proper use of the Company Trade Secrets without reliance upon the knowledge or memory of any individual.

                           (ii) The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of each Trade Secret owned or purported to be owned by the Company and used in connection with the Business (the "Company Trade Secrets").

                           (iii) The Company has obtained or entered into written agreements with its employees and with third parties in connection with the disclosure to, or use or appropriation by, employees and third parties, of Company Trade Secrets owned by the Company, restricting the use, disclosure or appropriation of the Company Trade Secrets, and the Company does not know of any situation involving such employee or third party use, disclosure or appropriation of any such Company Trade Secrets in which the lack of such written agreement is likely to materially and adversely affect the right of the Company to protect the Company Trade Secrets from unauthorized use or disclosure under applicable Law.

                  (k) Royalties and other Payment Obligations. The Company is not obligated to make any payments by way of any royalties, fees or otherwise to any owner, licensor or other claimant to any Company Intellectual Property rights for the ownership, transfer or use thereof other than as expressly required under any license, sublicense, agreement or permission expressly disclosed on Schedule 5.19.

                  (l) Agreements with Employees. To the Knowledge of the Company, no employee of the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Company.

         Section 5.18.     Tax Returns; Taxes.

                  (a)      Except as otherwise disclosed in Schedule 5.18(a):
         (i) all Tax Returns due to have been filed through the date hereof in accordance with any applicable law have been duly filed and are correct and complete in all respects; (ii) all Taxes shown to be due on such Tax Returns have been paid in full or are accrued as liabilities for Taxes on the books and records of the Company; (iii) the amounts so paid on or before the date hereof, together with any amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any liability accrued for deferred Taxes to reflect timing differences between book and Tax income) on the balance sheet of the Company as of October 31, 2001, will be adequate based on the Tax rates, applicable laws and regulations in effect on the date hereof to satisfy all liabilities for Taxes of the Company in any jurisdiction as of the date thereof; (iv) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed; (v) all deficiencies asserted as a result of any examination of any Tax Return have been paid in full, accrued on the books of the Company, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (vi) no claims for Taxes have been or are currently being asserted, no audit or investigation of any Tax Return is currently underway, and no written notice or announcement of any claim, audit or investigation has been received or, to the Knowledge of the Company, is pending or threatened; (vii) no claim has been made within the past three (3) years by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation;
         (viii) the Company has withheld and paid all Taxes required to have been paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;
         (ix) there are no outstanding waivers or agreements by the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, written notice of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any Tax authority; (x) there are no Liens for Taxes other than Liens for Taxes which are not yet due and payable, nor are there any Liens which are pending or threatened; (xi) the Company has not been a member of an affiliated group filing a consolidated federal income tax return; (xii) the Company does not have any liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (xiii) none of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code
         Section 280G; and (xiv) the Company is not a party to any Tax allocation or sharing agreement.

                  (b) Except as set forth in Schedule 5.18(b), the Company has delivered to the Buyer true and complete copies of all income Tax Returns (together with any agent's reports, statements of deficiencies assessed against or agreed to by the Company and any accountants' work papers) for all Tax periods ending on or after December 31, 2000.
         Schedule 5.18(b) also lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for Tax periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

                  (c) Schedule 5.10 lists (as described on such schedules) the U.S. federal income tax basis of each Asset as of the Company's Tax Return for the year 2000.

         Section 5.19.     Assumed Contracts.

                  (a) Schedule 5.19 sets forth a true, correct and complete list of the contracts related to or utilized in the Business which the Buyer will assume under the terms of this Agreement and the Company hereby represents that such contracts constitute all the material contracts of the Company (other than the Employment Agreements set forth on Schedule 5.14 and the Company Benefit Plans set forth on Schedule 5.15(a)).

                  (b) True, correct and complete copies of all Assumed Contracts have been made available to the Buyer. The Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and, to the Knowledge of the Company, each other party to such Assumed Contracts, subject to bankruptcy, creditors' rights and general principles of equity. There are no existing defaults or breaches of the Company under any Assumed Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the Knowledge of the Company, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Assumed Contract. Except as set forth on Schedule 5.19, the Company is not participating in any discussions or negotiations regarding modification of or amendment to any Assumed Contract or entry in any new material contract applicable to the Business or the Assets.
         Schedule 5.19 identifies with an asterisk each Assumed Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby, including the assignment of such Assumed Contract to the Buyer and identifies with an exclamation mark each such consent that will be required to be received prior to Closing.

         Section 5.20. Insurance. Schedule 5.20 contains a complete and correct list of all insurance policies carried by or for the benefit of the Company related to the Business or the Assets, specifying the insurer, amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid. The Company maintains insurance with reputable insurers for the business and assets of the Company against all risks normally insured against, and in amounts normally carried, by corporations of similar size engaged in similar lines of business and to the Knowledge of the Company, such coverage is sufficient. All insurance policies and bonds with respect to the Business and Assets are in full force and effect and will be maintained by the Company in full force and effect as they apply to any matter, action or event relating to the Company occurring through the Closing Date and the Company has not reached or exceeded its policy limits for any insurance policies in effect at any time during the past five (5) years.

         Section 5.21.     Notes; Accounts Receivable; Accounts Payable.

                  (a) Notes. All notes receivable of the Company owing by any director, officer, stockholder or employee of the Company have been paid in full prior to the date hereof or shall be paid in full prior to the Closing Date.

                  (b) Accounts Receivable. The Company has delivered to the Buyer a true and complete schedule of the accounts receivables, to the extent the Company has accounts receivable, showing the amount of each receivable and an aging of amounts due thereunder, which schedule is true and complete as of that date. Schedule 5.21(b) contains a complete and acceptable list of the Company's customers, including the name, address and amounts of accounts receivables attributable to each customer.

         Section 5.22. Supplier Relations. Schedule 5.22 contains a complete and accurate list of the names and addresses of the Company's Suppliers. Except as set forth on Schedule 5.22, the Company has not received any notice and has no Knowledge to the effect that any current

Supplier may terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated by this Agreement or otherwise.

         Section 5.23. Nondisclosed Payments. Neither the Company nor the officers or directors of the Company, nor anyone acting on behalf of any of them, has made or received any payments not correctly categorized and fully disclosed in the Company's books and records in connection with or in any way relating to or affecting the Business.

         Section 5.24. Bank Accounts. Schedule 5.24 sets forth a true, correct and complete list and description of the Bank Accounts.

         Section 5.25.     Transactions with Affiliates. Except as set forth in
Schedule 5.25, no officer or director of the Company, or any person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing or any current or former Affiliate of the Company has any interest in: (a) any contract, arrangement or understanding with, or relating to, the Business, the Assets or the Assumed Liabilities; (b) any loan, arrangement, understanding, agreement or contract for or relating to the Business or the Assets; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company in connection with the Business. Schedule
5.25 also sets forth a complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any Affiliate to the Company related to the Business.

         Section 5.26. Brokers. Schedule 5.26 contains a summary of all agreements entered into by the Company engaging a broker, finder or investment banker which could cause the Company to incur liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.

         Section 5.27. Securities Issuance Representations. The Company represents and warrants with respect to the Shares as follows:

                  (a) It understands that the Shares have not been, and, until the effectiveness of the registration statement contemplated by
         Section 7.13, will not be registered under the Securities Act and that in issuing the Shares to Company hereunder Buyer is relying on the private offering exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof and Regulation D promulgated thereunder.

                  (b) It is an "accredited investor" within the meaning of Rule 501 of the Securities Act or that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

                  (c) It is acquiring the Shares for its own account for investment and not with a view to any public distribution or public offering within the meaning of the Securities Act except as contemplated by Section 7.13 hereof.

                  (d) It understands that the receipt of the Shares hereunder is a speculative investment which involves a high degree of risk of loss of its investment therein. It is able to bear the economic risk of its investment in the Shares for an indefinite period of time, including the risk of a complete loss of its investment in such securities.

                  (e) It acknowledges that it has received and has had an opportunity to review prior to executing this Agreement the Buyer SEC Reports (as defined herein).

                  (f) It acknowledges that Buyer has made available to it at a reasonable time prior to its execution of this Agreement the opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and to obtain any additional information which Buyer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information referred to in (e) above.

         Section 5.28.     Disclosure.

                  (a) No representation, warranty or covenant made by the Company in this Agreement or the Schedules contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                  (b) Prior to the execution of this Agreement, the Company has delivered to the Buyer true and complete copies of the Assumed Contracts, documents evidencing any of the Company Intellectual Property, and all Liens on the Assets, and any other documents or instruments identified or referred to in the Schedules. Such delivery will not alone constitute adequate disclosure of those facts required to be disclosed on any Schedule to this Agreement, and notice of their contents (other than by express reference on a Schedule) will in no way limit the Company's other obligations or the Buyer's other rights under this Agreement.

         Section 5.29. CMTS Functionality. Except as set forth on Schedule 5.29, all of the Company's CMTS products and designs (i) are free from material defects in design, (ii) comply with their published specifications in all material respects, (iii) are merchantable and fit for their intended purposes, and (iv) comply with Version 1.1 of the DOCSIS standards established by CableLabs(R).

         Section 5.30. Tax-Free Reorganization. To the Knowledge of the Company, neither it nor any of its Affiliates has taken any action or failed to take any action, which action or failure would jeopardize the qualification of the Acquisition as a reorganization within the meaning of section 368(a)(1)(C) of the Code.

         Section 5.31. Reincorporation. The Company's reincorporation (the "Reincorporation"), whereby it changed its state of incorporation from the State of Maryland to the State of Delaware by effectuating a merger between the Company and Cadant, Inc., as incorporated in Maryland ("Cadant-Maryland"), (i) was duly and validly approved by the directors and stockholders of Cadant-Maryland and the Company, (ii) was done in accordance with the laws of the State Maryland and the State of Delaware, (iii) was valid and effective as of December 27, 2000, and not subject to revocation or other avoidance and (iv) taken together with the documents delivered at that time, was effective to transfer the title to Cadant-Maryland's assets to the Company. The proxy statement, soliciting votes from the stockholders of Cadant-Maryland in favor of the Reincorporation, complied with all applicable federal and state securities and corporate law.

                                  ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

         Section 6.1. Organization and Qualification; Subsidiaries. Each of Buyer and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and approvals would not have a Material Adverse Effect. The Buyer and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect.

         Section 6.2. Charter Documents. Buyer has heretofore furnished to Company a complete and correct copy of the Buyer Charter Documents as most recently restated and subsequently amended to date. The Buyer Charter Documents are in full force and effect. The Buyer is not materially in violation of any of the provisions of the Buyer Charter Documents.

         Section 6.3. Capitalization. The authorized capital stock of the Buyer consists of (i) 320,000,000 shares of Buyer Common Stock and (ii) 5,000,000 shares of preferred stock, $1.00 par value per share, none of which is issued and outstanding. As of October 31, 2001, (i) 75,150,498 shares of Buyer Common Stock were issued and outstanding, all of which are validly issued, fully paid and no assessable, and no shares were held in treasury, (ii) no shares of Buyer Common Stock were held by subsidiaries of Buyer, and (iii) 10,346,122 shares in the aggregate are reserved for future issuance pursuant to each of the Buyer's (w) 2001 Stock Incentive Plan, (x) Management Incentive Plan, (y) Employee Stock Purchase Plan and (z) Employee Savings Plan. No material change in such capitalization has occurred between November 30, 2001 and the Closing Date. All shares of Buyer Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

         Section 6.4. Authority Relative to this Agreement. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the Buyer Ancillary Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Buyer Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Shares and the Earn Out Shares) have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the

Buyer Ancillary Agreements have been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms. The Shares and Earn Out Shares (if any) to be issued pursuant to this Agreement have been duly authorized and reserved, and when issued in accordance with the terms of this Agreement shall be validly issued, fully paid and nonassessable.

         Section 6.5.      No Conflict, Required Filings and Consents.

                  (a) Except as set forth in Schedule 6.5(a), the execution and delivery of this Agreement and the Buyer Ancillary Agreements by the Buyer do not, and the performance of this Agreement by the Buyer will not, (i) conflict with or violate the Buyer Charter Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Buyer or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair the Buyer's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Buyer or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which the Buyer or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the Hart-Scott-Rodino Act, and the filing and recordation of appropriate documents as required by law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated by this Agreement, or otherwise prevent the Buyer or the Company from performing their respective obligations under this Agreement, and would not have a Material Adverse Effect.

         Section 6.6.      SEC Filings; Financial Statements.

                  (a) The Buyer or its predecessor corporation has filed all forms, reports and documents required to be filed with the SEC and has made available to the Company (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1999 and 2000, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001, September 30, 2001, (iii) all proxy statements relating to the Buyer's meetings of stockholders (whether annual or special) held since January 1, 1998, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by the Buyer with the SEC since

         January 1, 1998, and (v) all amendments and supplements to all such reports and registration statements filed by the Buyer with the SEC since January 1, 1998 (collectively, the "Buyer SEC Reports"). Except as disclosed in Schedule 6.6(a), the Buyer SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
         (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Buyer's subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Buyer and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         Section 6.7.      Taxes.

                  (a) Other than as disclosed in Schedule 6.7, the Buyer and its subsidiaries (for such periods as each subsidiary was owned, directly or indirectly, by the Buyer) have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, and the Buyer and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and except as may be determined to be owed upon completion of any Tax Return not yet filed based upon an extension of time to file, and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Buyer is maintaining reserves to the extent currently required except to the extent the failure to do so would not have a Material Adverse Effect. Except as does not involve or would not result in liability to the Buyer or any of its subsidiaries that would have a Material Adverse Effect, (i) there are no Tax liens on any assets of the Buyer or any subsidiary thereof; and (ii) neither the Buyer nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred Taxes) reflected in the balance sheet of the Buyer included in the Buyer SEC Filings are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

         Section 6.8. Brokers.      No broker, finder or investment banker is
entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

         Section 6.9.      No Undisclosed Liabilities. Except as disclosed in
Schedule 6.9, the Buyer does not have any liabilities or obligations (whether absolute, contingent or otherwise), which are not adequately reflected or provided for in the unaudited balance sheet of the Business at September 30, 2001, except liabilities and obligations that have been incurred since the date of such balance sheet in the ordinary course of the Business and are not (singly or in the aggregate) material to the Buyer.

         Section 6.10. Absence of Certain Changes. Since September 30, 2001 and except as set forth in Schedule 6.10, there has not been (i) any material adverse effect on the financial condition, results of operations, properties, assets or liabilities of the Buyer or (ii) any damage, destruction, loss or casualty to property or assets of the Buyer with a value in excess of $10,000,000 whether or not covered by insurance.

         Section 6.11. Tax-Free Reorganization. To the knowledge of the Buyer, neither it nor any of its Affiliates has taken any action or failed to take any action, which action or failure would jeopardize the qualification of the Acquisition as a reorganization within the meaning of section 368(a)(1)(C) of the Code.

                                  ARTICLE VII
                        CERTAIN COVENANTS AND AGREEMENTS

         Section 7.1. Conduct of Business. From the date hereof until the Closing Date, the Company shall, except as (i) set forth on Schedule 7.1, or
(ii) expressly required by this Agreement and except as otherwise consented to in advance in writing by the Buyer (which consent shall not be unreasonably withheld):

                  (a) conduct the Business (as conducted immediately prior to the date hereof) in the ordinary course on a basis consistent with past practice and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to the Business or the Assets except those in the ordinary course of Business and not otherwise prohibited under this Section 7.1;

                  (b) use its best efforts to preserve intact the goodwill and business organization of the Business, keep the officers and employees of the Company available to the Buyer and preserve the relationships and goodwill of the Business with potential customers, distributors, suppliers, employees and others having business relations with the Company related to the Business;

                  (c) maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the conduct of the Business requires such qualification;

                  (d) duly and timely file or cause to be filed all reports and returns relating to the Business or the Assets required to be filed with any governmental body, agency or authority and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges relating to the Business or the Assets, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

                  (e) maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all buildings, offices, shops and other structures located on the Real Property relating to the Business or the Assets, and all equipment, fixtures and other tangible personal property located on the Real Property relating to the Business or the Assets;

                  (f) not dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, service mark, license or copyright used in connection with the Business as conducted on the date hereof, including, without limitation, any of the Company Intellectual Property, or dispose of or disclose to any Person, any trade secret, formula, process, technology or know-how of the Company used in connection with the Business as conducted on the date hereof not heretofore a matter of public knowledge;

                  (g) not (i) sell or transfer any assets related to or used or held for use in the Business as conducted on the date hereof, other than finished goods sold in the ordinary course of the Business,
         (ii) create, incur or assume any indebtedness secured by any of the Assets, except for the Bridge Loan or any additional indebtedness created in favor of the Buyer for the specific purpose of financing the Company's continued operations during the period between the date hereof and the Closing Date, (iii) grant, create, incur or suffer to exist any Liens on any of the Assets which did not exist on the date hereof, except for Liens incurred in connection with the Bridge Loan or any additional indebtedness created in favor of the Buyer for the specific purpose of financing the Company's continued operations during the period between the date hereof and the Closing Date, (iv) incur any material liability or obligation related to the Business or the Assets (absolute, accrued or contingent) except in the ordinary course of the Business consistent with past practice, (v) write-off any guaranteed checks, notes or accounts receivable related to the Business except in the ordinary course of the Business consistent with past practice, (vi) voluntarily write-down the value of any asset or investment related to the Business (including, without limitation, any of the Assets) on the books or records of the Company, except for depreciation and amortization in the ordinary course of the Business and consistent with past practice, (vii) cancel any debt or waive any claims or rights related to the Business, (viii) make any commitment related to the Business for any capital expenditure to be made on or after the Closing Date in excess of $10,000 in the case of any single expenditure or $20,000 in the case of all capital expenditures or (ix) enter into any material contract or agreement related to the Business;

                  (h) not increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, directors or consultants used in connection with the Business, except in the ordinary course of the Business consistent with the past practice of the Company;

                  (i) not pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Company Benefit Plan to any employee used in connection with the Business, whether past or present, except (y) pursuant to commitments existing on the date hereof, or (z) in the ordinary course of the Business to the extent consistent with the past practice of the Company;

                  (j) not adopt, amend or terminate any Company Benefit Plan or increase the benefits provided under any Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

                  (k) not amend any existing collective bargaining agreement or enter into a new collective bargaining agreement;

                  (l) not amend or terminate any existing employment, severance, consulting, or other compensation agreement relating to the Business or enter into any new employment, severance, consulting or other compensation agreement relating to the Business, except (y) pursuant to commitments existing on the date hereof, or (z) in the ordinary course of the Business consistent with the past practice of the Company;

                  (m) maintain in all material respects supplies and inventory relating to the Business at levels that are consistent with the levels existing on the date hereof;

                  (n) perform its obligations under all, and not default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a default under, any Assumed Contract (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that is or would be an Assumed Contract other than in the ordinary course of the Business consistent with past practice;

                  (o) not pay, discharge or satisfy any claim, liability or obligation (absolute, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of the Business consistent with past practice of claims, liabilities and obligations reflected or reserved against in the unaudited balance sheet of the Company at October 31, 2001 or incurred in the ordinary course of the Business consistent with past practice;

                  (p) not increase any reserves for contingent liabilities related to the Business (excluding any adjustment to bad debt reserves made in the ordinary course of the Business consistent with past practice);

                  (q) maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of the Company and related to the Business;

                  (r) continue to maintain its books and records in accordance with GAAP consistently applied and on a basis consistent with the Company's past practice;

                  (s) continue its cash management practices in the ordinary course of the Business consistent with past practice;

                  (t) not declare any dividends for the capital stock of the Company; and

                  (u) not authorize, or commit or agree to take, any of the foregoing actions.

In connection with the continued operation of the Business between the date hereof and the Closing Date, the Company will confer in good faith on a regular and frequent basis with the Buyer regarding operational matters and the general status of on-going operations of the Company promptly. The Company acknowledges that the Buyer does not and will not waive any rights it may have under this Agreement as a result of such consultations. The Company shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue.

         Section 7.2. Inspection and Access to Information. From the date hereof to the Closing Date or until this Agreement is terminated as provided in
Article IX, the Company will (and will cause its respective officers, directors, employees, auditors and agents to) provide the Buyer and its accountants, investment bankers, counsel, environmental consultants and other authorized representatives full access, during reasonable hours and under reasonable circumstances, to any and all of its premises, employees (including executive officers), properties, contracts, commitments, books, records and other information related to the Business (including Tax Returns filed and those in preparation) and will cause its officers to furnish to the Buyer and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to the Company and the Business and otherwise fully cooperate with the conduct of due diligence by the Buyer and its representatives. Buyer agrees that any such due diligence investigation shall be conducted in a manner so not to interfere unreasonably with the operations of the Company.

         Section 7.3. Notices of Certain Events. The Company shall promptly notify the Buyer of:

                  (a) any changes or events which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect or otherwise result in any representation or warranty of the Company under this Agreement being inaccurate in any material respect;

                  (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (c) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

                  (d) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.8 or that relate to the consummation of the transactions contemplated by this Agreement; and

                  (e) the damage or destruction by fire or other casualty of any of the Assets or part thereof or in the event that any of the Assets or part thereof becomes the subject of any proceeding or, to the Knowledge of the Company, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

The Company acknowledges that the Buyer does not and will not waive any rights it may have under this Agreement as a result of such notifications.

         Section 7.4. Interim Financials. As promptly as practicable after each regular accounting period subsequent to the end of the most recent fiscal year and prior to the Closing Date, the Company will deliver to the Buyer periodic financial reports in the form which it customarily prepares for its internal purposes concerning the Business and, if available, unaudited statements of the financial position of the Business as of the last day of each accounting period and statements of income and changes in financial position of such entities for the period then ended. The Company covenants that such interim statements (i) will present fairly in all material respects the financial condition of the Business as of their respective dates and the related results of their respective operations for the respective periods then ended, and (ii) will be prepared on a basis consistent with prior interim periods.

         Section 7.5. No Solicitation of Transactions. Neither the Company nor any of its Affiliates will, directly or indirectly, through any officer, director or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person, firm or corporation other than the Buyer with respect to a sale of all or any substantial portion of the Assets, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of the Company, or the liquidation or similar extraordinary transaction with respect to the Company. After Knowledge thereof, the Company will notify the Buyer orally (within two (2) Business
Days) and in writing (as promptly as practicable) of all relevant terms of any proposals by a third party to do any of the foregoing which the Company or any of its Affiliates or any of their respective officers, directors, partners, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters and, if such proposal is in writing, the Company will deliver to the Buyer a copy of such inquiry or proposal.

         Section 7.6. Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the Parties will each use their reasonable, good faith efforts to perform their obligations under this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all consents required as described on Schedule 5.19 and all regulatory approvals and to satisfy all conditions to their respective obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected as soon as practicable in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including, without limitation:

                  (a) Each of the Parties promptly will make their respective filings and submissions and will take all actions necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated by this Agreement (except that the Buyer shall have no obligation to take or consent to the taking of any action required by any such Governmental Entity that could materially and adversely affect the

         Business, the Assets or the transactions contemplated by this Agreement or the Buyer Ancillary Documents). Each of the Parties will furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

                  (b) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the Acquisition or any of the other transactions contemplated by this Agreement or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

                  (c) The Company will give any notices to third parties and use its reasonable efforts (in consultation with the Buyer) to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed or required to be disclosed in the Schedules to this Agreement, including, without limitation, the consents described in
         Schedule 5.19, (iii) required to avoid a breach of or default under any Assumed Contracts in connection with the consummation of the transactions contemplated by this Agreement or (iv) required to prevent a Material Adverse Effect, whether prior to or after the Closing Date.

                  (d) The Parties will give prompt notice to the other Party or Parties of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company or the Buyer, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in
         Article VIII of this Agreement and (ii) any failure of the Company or the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement. The Company acknowledges that the Buyer does not and will not waive any rights it may have under this Agreement as a result of such notifications.

         Section 7.7. Consents. The Company shall, during the remaining term of the Non-Assignable Contracts, use all commercially reasonable efforts to (a) obtain the consent of the applicable third party, (b) make the benefit of such Non-Assignable Contracts available to the Buyer so long as the Buyer fully cooperates with the Company and promptly reimburses the Company for all payments made by the Company in connection therewith and indemnify the Company with respect thereto, and (c) enforce at the request of the Buyer and at the expense and for the account of the Buyer, any rights of the Company arising from such Non-Assignable Contracts against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contracts in accordance with the terms thereof). The Company will not take any action or suffer any omission which would limit or restrict or terminate in any material respect the benefits to the Buyer of such Non-Assignable Contracts unless, in good faith and after consultation with and prior written notice to the Buyer, the Company is ordered orally or in writing to do so by a Governmental Entity of competent jurisdiction or the Company is otherwise required to do so by law; provided that if any such order is appealable, the Company will, at the Buyer's cost and expense, take such actions as are requested by the Buyer to file and pursue such appeal and to obtain a stay of such order. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to the Buyer is obtained following the Closing, the Company shall transfer such Non-Assignable Contract to the Buyer by execution and delivery of an instrument of conveyance reasonably satisfactory to the Buyer and the Company within three (3) Business Days following receipt of such approval or consent. Notwithstanding the foregoing, the Company shall not be indemnified to the extent of any losses which result from (i) the Company's repeated and willful failure to take any lawful action in accordance with the Buyer's reasonable instructions or (ii) the Company's gross negligence or willful misconduct.

         Section 7.8. Releases. Schedule 7.8 lists each Person from which the Company shall use commercially reasonable efforts to obtain a release (collectively, the "Releases") prior to the Closing. Each Release shall (i) without limitation, release each of the Parties regarding any Liens and other security interests, and all other right, title and interest that such releasing party may have in any of the Assets or the Business, (ii) be in a form that is satisfactory to the Buyer, (iii) be delivered at the Closing and (iv) be satisfied exclusively out of the Purchase Price. The Company shall obtain a Release or Releases, as the case may be, from each Person having an interest or claim related to any of the following:

                  (a) any fees that any Person may be entitled to in connection with the termination of any proposed but uncompleted financing of the Company;

                  (b) any finder's, brokerage or other fee or commission that any broker, finder or investment banker is entitled, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company;

                  (c) any cash amount that any employee of the Company may be entitled to under any deal bonus plan of the Company;

                  (d) any amounts owed by the Company to any employee thereof in connection with any Employment Agreement or other arrangement relating to (i) severance benefits or (ii) any monies or benefits that may be triggered by the transactions contemplated by this Agreement;

                  (e) any fees or expenses owed by the Company to its legal counsel, accountants, financial advisors, investment bankers or any other Person who has generated fees in connection with and preparation for (i) the transactions contemplated by this Agreement or
         (ii) any proposed but uncompleted financing of the Company; and

                  (f) any Lien encumbering any of the Assets, except for the Assumed Liabilities.

         Section 7.9. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless either party is advised by counsel in writing that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable rule of the Nasdaq National Market System, and then only after consulting with the other party and making reasonable efforts to comply with the provisions of this Section).

         Section 7.10. Supplements to Schedules. At least two (2) Business Days prior to the Closing Date, the Company will supplement or amend the Schedules which they have delivered pursuant to this Agreement with respect to any matter occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information to in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to any Schedule will have any effect for determining liability for a prior breach of a representation or warranty; provided, however, any such supplements or amendments to any Schedules will only affect the satisfaction of the conditions set forth in Section 8.1 if the matters disclosed in any such supplements or amendments, individually or in the aggregate, would constitute a Material Adverse Effect.

         Section 7.11.     Employees.

                  (a) Transferred Employees. On the Closing Date, Buyer will offer employment, on an at will basis, to no fewer than ninety
         (90) of the Company's employees (the "Business Employees") who are actively at work on the Closing Date (the "Offeree Employees") upon substantially the same terms and conditions (other than benefit plans, as addressed below) and with substantially the same duties and responsibilities as in effect on the Closing Date while such individuals were employed by the Company, and at such time the employment by the Company of each Offeree Employee shall terminate. The Offeree Employees who accept employment with Buyer are referred to herein as the "Transferred Employees", provided that any Offeree Employee who accepts employment with the Buyer but is terminated within thirty (30) days of the Closing Date shall be deemed not to be a Transferred Employee solely for the purposes of subparagraph (f) of this Section. On and after the Closing Date, the Company will not take any actions to retain the services of any Offeree Employee. The Buyer shall have no obligation of any kind to offer employment or otherwise with respect to any Business Employee who is not actively at work on the Closing Date, and each such Business Employee shall remain an employee of the Company unless otherwise agreed in writing by the Buyer. For these purposes "actively at work" includes any Business Employee who is (i) absent on the Closing Date due to the FMLA or similar state laws; (ii) absent on the Closing Date due to maternity leave under the Company's maternity leave policy; (iii) absent on the Closing Date due to military duty;
         (iv) absent on the Closing Date due to jury duty; (v) absent on the Closing Date due to vacation or personal days consistent with the Company's employment policies; (vi) absent on the Closing Date due to workers' compensation leave or short-term disability leave; and (vii) absent on the Closing Date due to any other authorized absences, but not including any employee who is on a long-term disability leave of absence as of the Closing Date.

                  (b) Wages and Benefits. For a period ending no earlier than the first anniversary of the Closing Date, Buyer shall not reduce the cash compensation (including but not limited to wages, salaries and commissions, if applicable) for any Transferred Employees (although the Transferred Employees will be at will employees and therefore subject to termination at any time). Buyer and the Company shall jointly give notice to all Transferred Employees that all benefits previously provided under the Company Benefit Plans will terminate on the Closing Date and the Transferred Employees will commence participation in the Buyer's Employee Benefit Plans (the "Buyer Benefit Plans") as of the Closing Date. In no event shall any Transferred Employee be entitled to accrue any benefits under the Company Benefits Plans, if any, after the Closing. The Transferred Employees shall be credited for length of service with the Company for all purposes under the Buyer's Benefit Plans, including but not limited to, determining eligibility to participate in, vesting of, and entitlement to, such benefits. Any preexisting condition clause in any of the health coverage (including medical, dental and disability coverage) included in the Buyer Benefit Plans shall be waived for the Transferred Employees and the Transferred Employees shall receive credit under the Buyer Benefit Plans for any co-payments, deductibles and out-of-pocket maximums paid by such Transferred Employees in the Plan Years in which the Closing Date occurs under the corresponding Buyer Benefit Plans.

                  (c) Severance. Buyer shall assume all liability for severance pay and similar obligations (in accordance with the Buyer's standard severance policies, it being understood that the Transferred Employees will receive credit for time and service with the Company) payable to any Transferred Employee who is terminated by Buyer after the Closing, except to the extent that such payment arises under an Employment Agreement entered into on or prior to the Closing Date. After the Closing Date, Buyer shall have the liability and obligation for, and neither the Company nor any of its Affiliates shall have any liability or obligation for, short-term disability benefits, long-term disability benefits, sick pay or salary continuation for those Transferred Employees who are entitled to such benefits.

                  (d) Transferred Employee Options. The Buyer shall grant, in the aggregate, 2,000,000 stock options for Buyer Common Stock to the Transferred Employees (the "Transferred Employee Options"). The grant of the Transferred Employee Options shall (i) be made under the Buyer's 2001 Stock Incentive Plan or another comparable plan of the Buyer, and (ii) comply in all respects with the respective requirements of the Securities Act and the Exchange Act. Individual grants of Transferred Employee Options will be made at a meeting of Buyer's board of directors, which shall occur no later than one (1) week after the Closing Date, and such grants shall be consistent with the Buyer's past practices. The grants of Transferred Employee Options shall be made considering the following factors, both of which shall be given equal weight (i) the number of stock options of the Company that the Transferred Employee possessed as of the Closing Date and
         (ii) the assessment of the Transferred Employee by the management of the Buyer or its Affiliate made in consultation with the management of the Company. The Transferred Employee Options will vest annually in two equal installments, the first of which being the first anniversary of the Closing Date, provided that if Buyer should terminate any Transferred Employee, without cause, within one year of the Closing Date, then one-half (1/2) of such employee's Transferred Employee Options shall immediately vest and the remainder of such options shall expire.

                  (e) Transferred Employee Restricted Stock. The Buyer shall grant, in the aggregate, 250,000 shares of Buyer Common Stock to the Transferred Employees (the "Transferred Employee Restricted Stock"). The grant of the Transferred Employee Restricted Stock shall
         (i) be made under the Buyer's 2001 Stock Incentive Plan or another comparable plan of the Buyer, and (ii) comply in all respects with the respective requirements of the Securities Act and the Exchange Act, including, without limitation the transfer restrictions imposed by the Securities Act. Individual grants of Transferred Employee Restricted Stock will be made at a meeting of Buyer's board of directors, which shall occur no later than one (1) week after the Closing Date. The grants of Transferred Employee Restricted Stock shall be made based upon the assessment of the Transferred Employee by the management of the Buyer or its Affiliate made in consultation with the management of the Company. The Transferred Employee Restricted Stock will vest annually in two equal installments, the first of which being the first anniversary of the Closing Date, provided that if Buyer should terminate any Transferred Employee, without cause, within one year of the Closing Date, then one-half (1/2) of such employee's shares of Transferred Employee Restricted Stock shall immediately vest and all restrictions thereon shall immediately lapse and the remainder of such shares shall be cancelled.

                  (f) COBRA Coverage. The Company shall be solely responsible for offering and providing any COBRA Coverage with respect to any "qualified beneficiary" who is covered by a Company Benefit Plan that is a "group health plan" and who experiences a qualifying event (other than as a result of the Closing) on or prior to the Closing Date. The Buyer shall be solely responsible for offering and providing any COBRA Coverage required with respect to any Transferred Employees (or other "qualified beneficiaries") who become covered by a group health plan sponsored or contributed to by the Buyer and who experience a "qualifying event" after the Closing Date. With respect to any employee of the Company who is (i) a "qualified beneficiary" and is covered under a Company Benefit Plan that is a "group health plan," and (ii) not a Transferred Employee, the Buyer shall be solely responsible for offering and providing such non-Transferred Employee either (x) health insurance coverage consistent with either what the Buyer generally provides its employees upon receipt of the payments that would be required under COBRA for the period that would be required by COBRA, or (y) employment with the Buyer, for a period not to exceed thirty (30) days, such that the non-Transferred Employee will become eligible to receive COBRA Coverage as a "qualified beneficiary" under a Buyer Benefit Plan that is a "group health plan"; provided that the Buyer shall retain full discretion as to whether the offer extended to any such non-Transferred Employee shall be made under clause (x) or (y) of the foregoing sentence. "Qualified beneficiary," "group health plan" and "qualifying event" are as defined in Section 4980B of the Code.

                  (g) Information. The Company shall provide the Buyer all information relating to each Transferred Employee as the Buyer may reasonably require in connection with its employment of such persons, including, without limitation, initial employment dates, termination dates, reemployment dates, hours of service, compensation and Tax withholding history and such information shall be true and correct in all respects.

                  (h) 401(k) Plan. On or prior to the Closing Date, the Company shall take whatever action is necessary to cause the Business Employees who are participants in the Company's 401(k) plan to terminate their active participation in the Company's 401(k) plan, and to cause the Company's 401(k) Plan to permit a distribution to such participants of their vested account balances as soon as practicable after the Closing (subject to the repayment of any loans from the Company's 401(k) plan to any such participants to the extent required to be repaid under the terms of the Company's 401(k) plan). The Buyer's 401(k) plan shall accept rollover contributions, attributable to distributions from the Company's 401(k) plan, made by or on behalf of Transferred Employees eligible to participate in the Company's 401(k) plan; provided, however, that such rollover contributions are made in cash and do not include loans or amounts attributable to employee after-tax contributions and that the Company provides reasonable evidence, as determined by the Buyer, of the qualified status of the Company's 401(k) plan.

         Section 7.12. Company Stockholder Approval. As promptly as practicable, the Company shall, in its discretion, undertake commercially reasonable actions to either (a) give the required notices and take all other action necessary to convene a meeting of the stockholders of the Company (the "Company Stockholder Meeting") to consider and, in accordance with DGCL ss. 271, adopt a resolution approving of the sale of the Assets as contemplated by this Agreement, or (b) obtain written consents from sufficient stockholders to approve the sale in accordance with the DGCL. Without limiting the foregoing, the Company shall take all other actions necessary to obtain, and shall timely obtain, stockholder approval of the transactions contemplated hereby. In connection with seeking stockholder approval as required by this Section 7.12, except with respect to Venkanta Majeti and the Bhavgava Sankar Majeti Trust, the Company shall solicit proxies or consents only from stockholders who qualify as "accredited investors" as such term is defined under Rule 501 under the Securities Act.

         Section 7.13. Limitations on Subsequent Transfers of the Shares; Resale Registration Statement; Legends.

                  (a) In addition to the provisions of Section 10.5(e), the Company agrees that it will not sell, distribute or otherwise transfer (or consent to any sale, distribution or transfer of), or enter into any agreement or commitment to undertake any of the foregoing (any such event, a "Transfer"), any of the shares of Buyer Common Stock received pursuant to this Agreement and the transactions contemplated thereunder, unless:

                           (i) a registration statement on an appropriate form under the Securities Act covering the proposed Transfer of the Shares or Earn Out Shares shall be in effect under the Securities Act and such Shares or Earn Out Shares or the proposed Transfer shall have been registered under applicable securities laws of any jurisdiction; or

                           (ii) the Company shall have advised the Buyer in writing that it intends to dispose of such Shares or Earn Out Shares in a manner to be described in such advisement; provided that such manner of disposal is reasonably acceptable to the Buyer and, provided that at the request of the Buyer, the Company shall have delivered to the Buyer an opinion reasonably acceptable to the Buyer and its counsel that registration is not required under the Securities Act or under any applicable securities laws of any jurisdiction.

                  (b) Buyer agrees to file with the SEC, no later than forty-five (45) days after the Closing Date, a registration statement (the "Registration Statement") under the Securities Act with respect to the resale or distribution of the Shares or Earn Out Shares by the Company and/or accredited investors (including creditors of the Company) that the Company may distribute the Shares to in accordance with the terms hereof. The registration provided by this Section 7.13 shall be effected by the filing of a registration statement on Form S-3 or such other form as the Buyer in its sole discretion determines to be available and appropriate for the registration of resale or distribution of the Shares or Earn Out Shares, which shall provide for sales to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the Commission). The Buyer agrees to keep the Registration Statement filed pursuant to this Section 7.13 effective and current for a period to expire upon the earlier of (i) the date that all of the shares covered by the Registration Statement have been sold or distributed thereunder, (ii) one-hundred-eighty (180) days after the Earn Out Date, or (iii) the Earn Out Date if, in accordance with Section 3.4, no Earn Out Shares are to be paid, or such date that it becomes reasonably apparent, upon agreement of the Parties, that no Earn Out Shares are to be paid. The Buyer also agrees that it will undertake to maintain its status as a company that is listed on the Nasdaq National Market System for all periods during which the Registration Statement is effective. In connection with the preparation of the Registration Statement, the Company agrees to provide any and all information regarding the Company and the resale or distribution of the Shares or Earn Out Shares required to be included in the Registration Statement.

                  (c) If Buyer, in its good faith judgment, determines that the sales of Buyer Common Stock made under the Registration Statement filed pursuant to this Section 7.13 should be suspended because such sales would adversely affect any business transaction involving Buyer or one of its Affiliates (a "Valid Business Reason"), Buyer may suspend the use of such a Registration Statement until such Valid Business Reason no longer exists, but in no event for more than sixty (60) days (such period being the "Suspension Period"); provided, that Buyer shall give written notice of its determination to suspend the use of the Registration Statement and of the fact that the Valid Business Reason for such suspension no longer exists, in each case, promptly after the occurrence thereof; provided further, that the Buyer shall not be entitled to suspend the use of the Registration Statement within the first forty-five (45) calendar days after the date that such Registration Statement is declared effective by the SEC; provided further, that Buyer shall not be permitted, without the consent of the Company (or if the Company has dissolved, the consent of the holders of a majority of the registered securities), to suspend the use of a Registration Statement more than two (2) times in any twelve (12) month period. If Buyer shall give any notice of the suspension of a Registration Statement, Buyer shall, at such time as the Valid Business Reason that necessitated such suspension no longer exists (but in no event later than sixty (60) days after the date of the suspension), use its reasonable best efforts to make such suspended Registration Statement effective and current, to the extent necessary. In the event that the Company shall exercise its rights hereunder, the applicable time period during which the Registration Statement is to remain effective shall be extended by a period of time equal to the duration of any such Suspension Period.

                  (d) All expenses incident to the Buyer's performance of or compliance with Section 7.13(b), including without limitation all registration and filling fees, fees for listing the securities on Nasdaq, fees and expenses of compliance with securities or blue sky laws, printing expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, and other Persons retained by the Company, shall, except as otherwise agreed by the Parties, be borne by the Buyer.

                  (e) (i) The Buyer agrees to indemnify, to the extent permitted by law, each Person selling or distributing securities under the Registration Statement, such Person's officers and directors and each other Person that controls such Person (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by (x) any untrue or alleged untrue statement of material fact contained in the Registration Statement (or any prospectus included therein) or any amendment thereof or supplement thereto, (y) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any violation or alleged violation by the Buyer of the Securities Act or Exchange Act, except in each case insofar as the same are caused by or contained in any information furnished in writing to the Buyer by such Person expressly for use therein or by such Person's failure to deliver a copy of the Registration Statement (or prospectus included therein) or any amendments or supplements thereto after the Buyer has furnished such Person with a sufficient number of copies of the same.

                           (ii) Each Person (including, without limitation, the Company) that is selling or distributing securities under the Registration Statement shall furnish to the Buyer in writing such information and affidavits as the Buyer reasonably requests for use in connection with such Registration Statement and, to the extent permitted by law, shall indemnify the Buyer, its directors and officers and each Person who controls the Buyer (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from (x) any untrue or alleged untrue statement of material fact contained in the Registration Statement (or any prospectus included therein) or any amendment thereof or supplement thereto, (y) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any violation or alleged violation by the Buyer of the Securities Act or Exchange Act, but only to the extent that such untrue statement, omission or violation is contained in or directly results from any information or affidavit so furnished in writing by such Person; provided that the obligation to indemnify shall be individual, not joint and several, for each such Person and shall be limited to the net amount of proceeds received by such Person from the sale or distribution of securities pursuant to such Registration Statement.

                           (iii)    The indemnification provided for under this
         Section 7.13(d) shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Buyer also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Buyer's indemnification is unavailable for any reason such that such provisions provide the same obligations and benefits to the indemnified party as those which would have been applicable had the indemnification provisions set forth above had been available.

                  (f) The Company agrees and acknowledges that the certificates representing the Shares, and any other securities issued in respect thereto or any other securities not registered under the Securities Act, shall be stamped or otherwise imprinted with legends in the form as listed on Schedule 7.13.

                  (g) At least two (2) business days prior to any anticipated sale of any shares of Buyer Common Stock which are registered under the Registration Statement (including sales made any Person to whom the Company has distributed shares of Buyer Common Stock), the Company shall advise Buyer in writing of the anticipated date on which such sale will commence, the expected number of the shares to be sold and the intended manner of sale. The Company also shall inform Buyer when each distribution of such shares is complete.

                  Section 7.14.     Taxes.

                  (a) The Company shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business or the Assets attributable to periods (or portions thereof) ending prior to the Closing Date. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business or the Assets attributable to periods (or portions thereof) beginning on or after the Closing Date. For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the day prior to the Closing Date and the other beginning on the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

                  (b) Notwithstanding Section 7.14(a), any Tax attributable to the sale or transfer of the Assets shall be paid by the Company. Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

                  (c) The Company or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 7.14. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

                  (d) Any payments made pursuant to this Section 7.14 shall be treated by Buyer and the Company as an adjustment to the Purchase Price.

         Section 7.15. Insurance. If requested by the Buyer, the Company shall in good faith cooperate with the Buyer and take all actions reasonably requested by the Buyer that are necessary or desirable to permit the Buyer to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Company related to the Business or the Assets that are currently in force, excluding directors' and officers' insurance policies. All costs relating to the actions described in this Section 7.15 shall be borne by the Buyer.

         Section 7.16.     Non-Disclosure; Non-Competition.

                  (a) Confidential Information. The Company agrees that it shall hold in confidence at all times after the date hereof all Confidential Information, and shall not disclose, publish or make use of Confidential Information at any time after the date hereof without the prior written consent of the Buyer and the Company shall use reasonable efforts to cause its Affiliates to hold all Confidential Information in confidence and not to disclose, publish or make use of Confidential Information after the date hereof without the prior written consent of the Buyer.

                  (b)      Noncompetition.

                           (i) The Company hereby acknowledges that the Business conducts Company Activities throughout the Territory. The Company acknowledges that to protect adequately the interest of the Buyer in the Business, it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory.

                           (ii) The Company hereby agrees that it shall not, during the Noncompete Period, in any manner, directly or indirectly or by assisting others, engage in any of the Company Activities within the Territory or have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial or consulting nature) to any business that conducts any of the Company Activities in the Territory.

                  (c) Employee Nonsolicitation. The Company hereby agrees that it shall not, prior to the second (2nd) anniversary of the Closing Date, in any manner, directly or indirectly or by assisting others, recruit or hire away or attempt to recruit or hire away, on its behalf or on behalf of any other Person, any Transferred Employee who is hired by the Buyer or its Affiliate pursuant to this Agreement.

                  (d) Customer Nonsolicitation. The Company hereby agrees that for a period of two (2) years following the date of the Closing, it shall not for its own benefit or the benefit of others, other than for the Buyer and its Affiliates, solicit a customer of the Business for the purpose of supplying such customer goods or services that are similar to the goods or services provided by the Business.

                  (e) Supplier Non-Interference. The Company hereby agrees that it shall not, directly or indirectly or by assisting others, interfere with the relationship between the suppliers of the Business and the Buyer or its Affiliates following the Closing except in a manner consistent with the best interests of the Buyer and its Affiliates.

                  (f) Severability. If a judicial or arbitral determination is made that any of the provisions of this Section 7.16 constitutes an unreasonable or otherwise unenforceable restriction against the Company, the provisions of this Section 7.16 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Company. In this regard, the Parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 7.16 and to apply the provisions of this Section 7.16 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 7.16 is determined not to be specifically enforceable, the Buyer shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by the Company. The time period during which the prohibitions set forth in this Section 7.16 shall apply shall be tolled and suspended for a period equal to the aggregate time during which the Company violates such prohibitions in any respect.

                  (g) Injunctive Relief The Company hereby agrees that any remedy at law for any breach of the provisions contained in this
         Section 7.16 shall be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy the Buyer might have under this Agreement.

         Section 7.17. Conduct of Business by the Buyer. During Fiscal 2002, the Buyer shall, except as expressly required by this Agreement and/or as otherwise consented to in advance in writing by the Company:

                  (a) account for all CMTS sales and Net Revenues in a manner consistent with past practice; and

                  (b) not delay or postpone any CMTS sales or the receipt of Net Revenues in respect thereof in any manner designed or intended to reduce the number of Earn Out Shares to be distributed pursuant to
         Section 3.4, it being acknowledged that there are valid business reasons -- e.g. the stage of product development or manufacturing considerations -- that might cause a delay or postponement independent of such interest.

         Section 7.18. Risk of Loss. The risk of loss with respect to the Assets shall remain with the Company until the Closing. Until the Closing, the Company shall maintain in force all the policies of property damage insurance under which any of the Assets is insured. If before the Closing any of the Assets are lost, damaged or destroyed and the loss, damage or destruction would likely result in a Material Adverse Effect, then:

                  (a) the Buyer may terminate this Agreement in accordance with the provisions of Section 9.1(d); or

                  (b) to the extent that the Buyer wished to proceed with the Closing, the Buyer may require the Company to assign to the Buyer the proceeds of any insurance payable as a result of the occurrence of such loss, damage or destruction and to reduce the Purchase Price by the amount of the replacement cost of the Assets which were lost, damaged or destroyed less the amount of any proceeds of insurance payable as a result of the occurrence.

         Section 7.19. Consent of the Lenders of Buyer. The Buyer hereby agrees that it will use all reasonable efforts to obtain any consents or approvals of this Agreement and the transactions contemplated hereby that may be required pursuant to the Credit Agreement dated as of August

3, 2001, among Arris International, Inc., Arris Interactive LLC, CIT Group/Business Credit, Inc., Credit Suisse First Boston, and the other parties thereto, and the related guaranties and other agreements (collectively, the "Credit Agreement").

         Section 7.20. Tax-Free Reorganization. The Buyer and the Company shall prepare and file all Tax Returns consistently with the treatment of the Acquisition as a reorganization within the meaning of section 368(a)(1)(C) of the Code, and each of the Buyer, the Company and their respective Affiliates shall use all reasonable efforts not to take or fail to take any action, unless the other party shall otherwise agree in writing, which action or failure would jeopardize the qualification of the Acquisition as such reorganization. The Company shall liquidate and dissolve pursuant to such reorganization, and from and after the Closing Date the Company shall undertake no business or other activities, except as necessary to complete such liquidation and dissolution in an orderly manner. For the avoidance of all doubt, any action or failure to take action contemplated or required by this Agreement shall not be treated as a breach or violation of Section 6.11 or this Section 7.20.

         Section 7.21. Company Name. The Company hereby covenants and agrees that no later than thirty (30) days after the Closing Date, it shall change its name from Cadant, Inc. to another name to be determined by the Company (the "New Name"); provided that the New Name shall not contain the word "Cadant" and the New Name shall in no way approximate, imitate or infringe upon the word "Cadant" or any of the other Intellectual Property acquired by the Buyer pursuant to the terms of this Agreement.

                                 ARTICLE VIII
                             CONDITIONS TO CLOSING

         Section 8.1. Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

                  (a) Injunction. There will be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided in this Agreement, no proceeding or lawsuit will have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice will have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by the Buyer or any of its Affiliates or impose any restraint or restriction on Buyer's operation of the Business following the Closing;

                  (b) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance of this Agreement, including, without limitation, any such approvals under the Hart-Scott-Rodino Act, will have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration or filing would not result in a material fine or penalty payable by the Buyer or any of its Affiliates or any Material Adverse Effect;

                  (c) Representations and Warranties. The representations and warranties of the Company set forth in Article V shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (or such other date as may be specifically referenced as the "as of" date in a representation or warranty), except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects;

                  (d) Performance of Obligations of the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date;

                  (e) No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred (nor shall the Buyer have become aware of) any Material Adverse Effect or any development reasonably likely to result in a Material Adverse Effect;

                  (f) Company Certificate. Each the President and Chief Financial Officer of the Company shall have executed and delivered to the Buyer a certificate as to compliance with the conditions set forth in Sections 8.2(c), (d) and (e);

                  (g) Shares. The issuance of the Shares to the Company shall comply with the requirements of Regulation D of the Securities Act;

                  (h) Consents. The Company shall have obtained and delivered to the Buyer the written consents (or waivers with respect thereto) as identified on Schedule 5.19 with an exclamation mark and all such consents and waivers shall be in full force and effect;

                  (i) Release of Liens. The Company shall have delivered to the Buyer satisfactory evidence that all Liens (other than Permitted Liens) affecting the Assets have been released;

                  (j) Estoppel and Consent Certificates. The Company shall have delivered to the Buyer an Estoppel and Consent Certificate, executed by the landlord of each Leased Real Property;

                  (k) Shareholder Approval. The shareholders of the Company shall have approved of this Agreement and all the transactions contemplated thereby and the Company shall deliver a certificate to the Buyer certifying this fact;

                  (l) Bank Accounts. Each person requested by the Buyer will have been removed as a signatory on the Bank Accounts;

                  (m) Opinion of Company's Counsel. The Buyer shall have received an opinions of Sidley Austin Brown & Wood and Venture Law Group, counsel to the Company, dated the Closing Date, in the forms attached as Exhibit C-1 and C-2, respectively;

                  (n) Ancillary Documents. The Company shall have delivered, or caused to be delivered, to the Buyer the following documents duly executed by all parties other than Buyer and its
         Affiliates:

                           (i) executed deeds, bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated the Closing Date, transferring to the Buyer all of the Company's right, title and interest in and to the Assets, together with possession of the Assets;

                           (ii) documents evidencing the assignment of the Assumed Contracts and the assignment of any assignable Licenses;

                           (iii) a certificate by the Secretary or any Assistant Secretary of the Company, dated the Closing Date, as to (1) the good standing of the Company in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business, (2) no amendments to the Company Charter Documents and (3) the effectiveness of the resolutions of the board of directors and the stockholders of the Company authorizing the execution, delivery and performance of this Agreement by the Company passed in connection with this Agreement and the transactions contemplated hereby; and

                           (iv) all other documents required to be entered into by the Company pursuant to this Agreement or reasonably requested by the Buyer to convey the Assets to the Buyer or to otherwise consummate the transactions contemplated by this Agreement.

         Section 8.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

                  (a) Injunction. There will be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided in this Agreement, no proceeding or lawsuit will have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice will have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by the Company or impose any restraint or restriction on the Company, the Business or the Assets as a result of such matter;

                  (b) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance of this Agreement, including, without limitation, any such approvals under the Hart-Scott-Rodino Act, will have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration or filing would not result in a material fine or penalty payable by the Company or any of its Affiliates or any Material Adverse Effect;

                  (c) Representations and Warranties. The representations and warranties of the Buyer set forth in Article VI shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (or such other date as may be specifically referenced as the "as of" date in a representation or warranty), except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects;

                  (d) Performance of Obligations by the Buyer. The Buyer shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date;

                  (e) No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred (nor shall the Company have become aware of) any material adverse effect on the Buyer's financial condition, results of operations, properties, assets or liabilities, or any development reasonably likely to result in a such a material adverse effect.

                  (f) Certificates. The Buyer shall have delivered to the Company a certificate of an authorized officer as to compliance with the conditions set forth in Sections 8.2(c), (d) and (e); and

                  (g) Opinion of Buyer's Counsel. The Company shall have received an opinion of Troutman Sanders LLP, counsel to the Buyer, dated the Closing Date, in the form attached as Exhibit D.

                  (h) Ancillary Documents. The Buyer shall have delivered, or caused to be delivered, to the Company the following documents duly executed by the Buyer or its Affiliates:

                           (i) documents evidencing the assumption of the Assumed Contracts and the Assumed Liabilities;

                           (ii) a certificate by the Secretary or any Assistant Secretary of the Buyer, dated the Closing Date, as to (1) the good standing of the Buyer in its jurisdiction of incorporation and (2) the effectiveness of the resolutions of the board of directors of the Buyer or committee thereof authorizing the execution, delivery and performance of this Agreement by the Buyer passed in connection with this Agreement and the transactions contemplated hereby; and

                           (iii) all other documents required to be entered into or delivered by the Buyer at or prior to the Closing pursuant to this Agreement or reasonably requested by the Company for the assumption of the Assumed Liabilities by the Buyer.

                                  ARTICLE IX
                                  TERMINATION

         Section 9.1.      Termination. This Agreement may be terminated:

                  (a)      in writing by mutual consent of the Parties;

                  (b) by written notice from the Company to the Buyer, if the Buyer (i) fails to perform in any material respect any of its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date or (ii) materially breaches any of its representations and warranties contained in this Agreement, which failure or breach is not cured within ten (10) days after the Company has notified the Buyer of its intent to terminate this Agreement pursuant to this subparagraph (b);

                  (c) by written notice from the Buyer to the Company, if the Company (i) fails to perform in any material respect any of its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date or (ii) materially breaches any of its representations and warranties contained in this Agreement, which failure or breach is not cured within ten (10) days after the Buyer has notified the Company of its intent to terminate this Agreement pursuant to this subparagraph (c); or

                  (d) by written notice by the Company to the Buyer or the Buyer to the Company, as the case may be, if the Closing has not occurred on or prior to January 31, 2002 for any reason other than delay or nonperformance of the Party seeking such termination; provided, that such date may be extended for up to sixty (60) days by either party if the transactions contemplated hereby would have been consummated but for the absence of one or more required approvals of Government Entities, and such approvals can reasonably be expected to be obtained within such sixty (60) day period.

         Section 9.2. Specific Performance and Other Remedies. The Parties each acknowledge that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party may be without an adequate remedy at law. The Parties agree, therefore, that in the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the non-breaching Party or Parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         Section 9.3. Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, this Agreement will forthwith become void and there will be no liability on the part of any Party or its respective partners, officers, directors or stockholders, except for obligations under Section 7.8 (Public Announcements), Section 11.1 (Notices),
Section 11.6 (Controlling Law; Amendment), Section 11.14 (Transaction Costs),
Section 11.15 (Consent to Jurisdiction, Etc.) and this Section 9.3, all of which will survive the Termination Date. Notwithstanding the foregoing, nothing contained in this Agreement will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE X
                                INDEMNIFICATION

         Section 10.1. Indemnification Obligations of the Company. The Company will indemnify, defend and hold harmless the Buyer Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

                  (a) any liability or obligation of the Company of any nature whatsoever, except the Assumed Liabilities;

                  (b) any breach or inaccuracy of any representation or warranty made by the Company in this Agreement or in the Company Ancillary Documents;

                  (c) any breach of any covenant, agreement or undertaking made by the Company in this Agreement or in the Company Ancillary Documents;

                  (d) any fraud, willful misconduct or bad faith of the Company in connection with this Agreement or the Company Ancillary Documents;

                  (e) any violation of any Environmental Law and arising out of or relating to (i) any act or omission of the Company, or its employees, agents or representatives on or prior to the Closing Date or (ii) the ownership, use, control or operation on or prior to the Closing Date of the real property or any plant, facility, site, area or property used in the business of the Company (whether currently or previously owned or leased by the Company), including, without limitation, any liability arising from any release of any Hazardous Materials or off-site shipment of any Hazardous Materials at or from such real property or any such plant, facility, site, area or property on or prior to the Closing Date; or

                  (f) non-compliance by the Parties with any applicable bulk sales law.

         Section 10.2. Indemnification Obligations of the Buyer. The Buyer will indemnify and hold harmless the Company Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

                  (a) the Buyer's failure to perform, discharge or satisfy any Assumed Liability;

                  (b) any breach or inaccuracy of any representation or warranty made by the Buyer in this Agreement or in any of the Buyer Ancillary Documents;

                  (c) any breach of any covenant, agreement or undertaking made by the Buyer in this Agreement or in any of the Buyer Ancillary Documents;

                  (d) any fraud, willful misconduct or bad faith of the Buyer in connection with this Agreement or the Buyer Ancillary Documents; or

                  (e) any liability or obligation related to the Business or the Assets occurring or arising after the Closing Date (other than Excluded Liabilities).

         Section 10.3.     Indemnification Procedure.

                  (a) Promptly after receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Buyer Losses or Company Losses (as the case may be), such Indemnified Party will notify the Buyer or the Company, as the case may be (the "Indemnifying Party"), promptly following the Indemnified Party's receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within ten (10) days thereafter assuming full responsibility for any Buyer Losses or Company Losses (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten
         (10)-day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred. In any audit, investigation, action or proceeding for which the Indemnifying Party has assumed the defense, the Indemnified Party will have the right to participate in such matter and to retain its own counsel at the Indemnified Party's own expense. The Indemnifying Party will at all times use reasonable efforts to keep the Indemnified Party reasonably apprised of the status of the defense of any matter the defense of which the Indemnifying Party has assumed and to cooperate in good faith with the Indemnified Party with respect to the defense of any such matter.

                  (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to
         Section 10.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (x) such settlement, compromise or consent includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term which in any manner affects, restrains or


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


         interferes with the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

                  (c) (i) Any Indemnified Party seeking indemnification hereunder shall give to the Indemnifying Party a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided further, that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

                           (ii) In calculating any Buyer Losses or Company Losses there shall be deducted (i) any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer) and (ii) the amount of any Tax benefit to the Indemnified Party (or any of its Affiliates) with respect to such Losses (after giving effect to the Tax effect of receipt of the indemnification payments).

                           (iii) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article X shall be determined
         (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it.

         Section 10.4. Claims Period. The Claims Periods under this Agreement shall begin on the date hereof and terminate as follows:

                  (a) the Claims Period shall continue indefinitely, except as limited by law (including any applicable statutes of limitation), with respect to Buyer Losses attributable to (i) any fraud on the part of the Company as it relates to the Agreement, the Acquisition, the Ancillary Agreements, the Business or the Assets or
         (ii) willful misconduct or bad faith by the Company giving rise to any violation of the terms of this Agreement or any of the Ancillary Documents;

                  (b) the Claims Period shall continue indefinitely, except as limited by law (including any applicable statutes of limitation), with respect to Company Losses attributable to (i) any fraud on the part of the Buyer as it relates to the Agreement, the Ancillary Agreements or the Acquisition or (ii) willful misconduct or bad faith by the Buyer giving rise to any violation of the terms of this Agreement or any of the Ancillary Documents or; and


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


                  (c) with respect to all other Buyer Losses or Company Losses arising under this Agreement (including Reincorporation Claims, as defined below), the Claims Period shall terminate on the first anniversary of the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have received a Claim Notice, in accordance with Section 10.3, of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

         Section 10.5.     Indemnification by the Company.

                  (a) Except for claims described under Section 10.4(a) and claims challenging the validity or effectiveness of the Reincorporation (as defined in Section 5.31) or any of the transactions (including board of directors and shareholder approvals) associated therewith or the accuracy of the representations and warranties contained in Section 5.31 ("Reincorporation Claims"), the Buyer shall not be entitled to indemnification under this Article X for Buyer Losses, in the aggregate, in excess of the sum of (i) the Holdback Shares, valued in accordance with the provisions of Section 10.5(c), and (ii) an amount equal to the aggregate value of 525,000 shares of Buyer Common Stock, valued at the lesser of either (x) the closing price per share of Buyer Common Stock as quoted on the National Nasdaq Market System on the Closing Date or (y) the closing price per share of Buyer Common Stock as quoted on the National Nasdaq Market System on the date the Registration Statement is declared effective by the SEC (the "Buyer Cash Limitation" and collectively with the Holdback Shares, the "Buyer Indemnification Limitation").

                  (b)      The Company shall have no liability under this
         Article X until the aggregate amount of Buyer Losses exceeds $200,000 (the "Buyer Basket"), in which event the Buyer shall be entitled to recover only the Buyer Losses exceeding the Buyer Basket.

                  (c) For purposes of satisfying Buyer Losses, (i) first, the Buyer shall charge such losses against the Holdback Shares, (ii) second, the Company shall pay the Buyer up to the Buyer Cash Limitation, and (iii) with respect to claims described under Section 10.4(a) and Reincorporation Claims, the Company shall pay the Buyer in cash or, at the option of the Buyer, in shares of Buyer Common Stock held by the Company (including shares of Buyer Common Stock returned to the Company and/or the Buyer pursuant to any Reimbursement Undertaking, defined below). For these purposes, the Holdback Shares shall be valued by the average closing price per share of Buyer Common Stock as quoted on the National Nasdaq Market System for the ten (10) trading days ending on the trading day immediately preceding the date a Company Indemnified Party delivers a written claim for damages against the Buyer. The Buyer shall not be required to deliver the Holdback Shares against which Buyer Losses are charged.

                  (d) To the extent the Buyer is entitled to indemnification pursuant to (i) a claim described in Section 10.4(a) or (ii) a Reincorporation Claim, the Company shall indemnify and hold harmless the Buyer and the Buyer Indemnified Parties and reimburse such parties for liabilities arising from or in connection with any such Buyer Losses on a first dollar basis and without regard to the Buyer Indemnification

         Limitation; provided, that the Buyer shall not be entitled to indemnification under this Article X for Buyer Losses attributable to Reincorporation Claims to the extent that such Buyer Losses exceed the value of the Purchase Price; provided further, that the Buyer may, but shall not be required to, apply any Buyer Losses attributable to Reincorporation Claims or claims described under Section 10.4(a) against the Buyer Indemnification Limitation.

                  (e) The Company hereby agrees that, for a period beginning on the Closing Date and ending on the first anniversary thereof, it will not distribute any (i) shares of Buyer Common Stock received pursuant to this Agreement or (ii) any cash or other assets of the Company, to (x) any stockholder of the Company or (y) any lender of the Company, unless the Company first receives a signed writing (a "Reimbursement Undertaking"), whereby the recipient of Buyer Common Stock or cash or other assets of the Company agrees to return to the Buyer any or all of such assets or shares of Buyer Common Stock (or the cash equivalent thereof, valued by the average closing price per share of Buyer Common Stock as quoted on the National Nasdaq Market System for the ten (10) trading days ending on the trading day upon which the distribution to such Person occurred) as are required to satisfy any claims made by the Buyer under this
         Article X. Each Reimbursement Undertaking shall name the Buyer as an interested third party beneficiary such that the Buyer is empowered to enforce the Reimbursement Undertaking.

         Section 10.6. Indemnification by the Buyer. The Buyer shall indemnify and hold harmless the Company and the Company Indemnified Parties and reimburse such parties for liabilities arising from or in connection with any Company Losses on a first dollar basis. All indemnification obligations of the Buyer shall be paid in shares of Buyer Common Stock (valued at the average closing price per share of Buyer Common Stock as quoted on the Nasdaq National Market System for the five (5) trading days immediately preceding the date of payment of such indemnity obligation).

         Section 10.7. Exclusive Remedy.The Parties hereby agree that, from and after the Closing, except for any claim and the related indemnification described in Section 7.13, their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article
X. The Parties hereby further agree that no Buyer Losses shall be satisfied by charging such losses against any of the Earn Out Shares (if any).

         Section 10.8. Investigations. The respective representations and warranties of the Parties contained in this Agreement or in any certificate or other document delivered by any Party prior to the Closing and the rights to indemnification set forth in Article X will not be deemed waived or otherwise affected by any investigation made by a Party to this Agreement.

                                  ARTICLE XI
                                 MISCELLANEOUS

         Section 11.1. Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or sent by registered or certified mail (return receipt requested) or by any national overnight courier service (with postage and other fees prepaid) as follows:


If to the Buyer:           Arris Group, Inc.
                           11450 Technology Circle
                           Duluth, Georgia  30092
                           Attention:  President
                           Telecopy No.:  (678) 473-8470


With a copy to:            Troutman Sanders LLP
                           600 Peachtree Street
                           Atlanta, Georgia  30308-2216
                           Attention:  W. Brinkley Dickerson, Jr.
                           Telecopy No.:  (404) 962-6743

If to the Company:         Cadant, Inc.
                           4343 Commerce Court
                           Lisle, Illinois  60532

With a copy to:            Venture Law Group
                           2775 Sand Hill Road
                           Menlo Park, California  94025
                           Attention:  David C. Lee
                           Telecopy No.:  (650) 233-8386

and:                       Sidley Austin Brown & Wood
                           Bank One Plaza
                           Chicago, Illinois 60603
                           Attention:  Jon A. Ballis
                           Telecopy No.:  (312) 853-7036


or to such other address or to such other person or persons designated in writing by such party or counsel, as the case may be. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery if delivered in person, (b) on the first business day after delivery to a national overnight courier service, (c) upon transmission by facsimile if receipt is confirmed by telephone or (d) on the fifth business day after it is mailed by registered or certified mail.

         Section 11.2. Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

         Section 11.3. Assignment; Successors in Interest. No assignment or transfer by any Party of such Party's rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided that the Buyer shall, without the obligation to obtain the prior written consent of any other Party to this Agreement, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one (1) or more Affiliates of the Buyer and further provided that, in such event, the Buyer shall not be released from its obligations hereunder. This Agreement will be binding upon and will inure


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


to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

         Section 11.4. Interpretation. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders. Whenever used in this Agreement, the words "including", "includes" or "included" shall be deemed to be followed by the words "without limitation."

         Section 11.5. Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

         Section 11.6. Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

         Section 11.7. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

         Section 11.8.     Counterparts. This Agreement may be executed in two
(2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

         Section 11.9. Enforcement of Certain Rights. Except as set forth in Section 7.11 and 7.13, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

         Section 11.10. Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         Section 11.11. Integration. This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement, except for any written Confidentiality Agreement by and between the Buyer and the Company, and constitutes the entire agreement between the Parties.

         Section 11.12. Compliance with Bulk Sales Laws. The Parties hereby waive compliance by the Parties with the bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

         Section 11.13. Cooperation Following the Closing. Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

         Section 11.14. Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) the Buyer will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Company will pay the fees, costs and expenses of the Company incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel.

         Section 11.15. Consent to Jurisdiction, Etc. Each of the Parties hereby irrevocably consents and agrees that judicial proceedings with respect to a Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Georgia or the federal courts located in the State of Georgia. The Parties agree that, after a Legal Dispute is before a court as specified in this Section 11.15 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including, without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the Parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that such Party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that such Party's property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each Party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 11.15 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

         Section 11.16.    Interpretation.

         (a) Articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to vary the definition of "Material Adverse Effect" or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of Business for purposes of this Agreement.

         (b) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein" and "herewith" and words of similar import shall be construed to refer to this Agreement in its entirety and to all of the Schedules and not to any particular provision, unless otherwise stated, and (iii) the term "including" shall mean "including without limitation."

         IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Agreement effective as of the day and year first above written.



                                    ARRIS GROUP, INC.


                                    -------------------------------------------
                                    Name:
                                    Office:


                                    CADANT, INC.


                                    -------------------------------------------
                                    Name:
                                    Office: